Filed pursuant to Rule 424(b)(5)
Registration No. 333-148287

Prospectus Supplement
(To Prospectus dated February 12, 2008)

1,578,948 Shares of Common Stock

Pursuant to this prospectus supplement and accompanying prospectus, we are offering 1,578,948 shares of our common stock directly to an institutional investor for a purchase price of $0.95 per share in cash.

Investing in our common stock involves certain risks.  See “Risk Factors” beginning on page S-5 of this prospectus supplement.

	Per Share	Total
Offering price	$0.95	$1,500,000
Proceeds to Hyperdynamics after expenses	$0.93	$1,460,000

We expect to issue the shares of common stock to the investors on or about November 17, 2009, subject to the satisfaction of certain customary conditions.  Our common stock is traded on the NYSE Amex under the symbol “HDY.”  On November 11, 2009, the closing price of our common stock on the NYSE Amex was $1.19 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 12, 2009

Prospectus Supplement

About this Prospectus Supplement	S-ii
Prospectus Supplement Summary	S-1
Risk Factors	S-5
Use of Proceeds	S-18
Price Range of Common Stock	S-18
Dilution	S-18
Plan of Distribution	S-19
Experts	S-19
Legal Matters	S-19
Where You Can Find Information About Hyperdynamics	S-19
Incorporation of Certain Documents by Reference	S-20

Prospectus (dated February 12, 2008)
Prospectus Summary	1
Subsequent Events	11
Risk Factors	12
Use of Proceeds	20
Description of Securities	24
Ratio of Earnings To Fixed Charges	35
Selling Stockholder	35
Plan of Distribution	36
Interests of Named Experts and Counsel	40
Incorporation of Certain Information by Reference	40
Disclosure of Commission Position on Indemnification for Securities Act Liabilities	42

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not authorized any other person to provide you with information that is different from that contained in this prospectus supplement or the accompanying prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information appearing in or incorporated by reference into this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates. Our business, financial condition and results of operations may have changed since those dates. This prospectus supplement supersedes the accompanying prospectus to the extent it contains information that is different from or in addition to the information in that prospectus.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and certain other matters and also supplements, adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, provides more general information about us, the common stock offered hereby and other securities that we may offer from time to time, some of which information does not apply to this offering. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. To the extent the description of this offering in the prospectus supplement differs from the description in the accompanying prospectus or any document incorporated by reference filed prior to the date of this prospectus supplement, you should rely on the information in this prospectus supplement.

We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus and the offering of the common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the common stock and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any common stock offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

In this prospectus supplement, “Hyperdynamics,” the “Company,” “we,” “our,” “ours,” and “us” refer to Hyperdynamics Corporation, which is an oil and gas exploration and production company headquartered in Sugarland, Texas, and our wholly-owned subsidiary, SCS Corporation, unless the context otherwise requires.

S-ii

FORWARD-LOOKING STATEMENTS

This prospectus supplement and accompanying prospectus contain or incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act.  These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections and statements of our beliefs concerning future events, business plans, objectives, expected operating results and the assumptions upon which those statements are based.  Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and are typically identified with words such as “may,” “could,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “is confident that,” and similar expressions that are intended to identify these forward-looking statements.  These forward-looking statements involve risk and uncertainty and a variety of factors, which are in many instances beyond our control; could cause our actual results and experience to differ materially from the anticipated results or other expectations expressed in these forward-looking statements.  We do not have a policy of updating or revising forward-looking statements except as otherwise required by law.

In addition to other the risks discussed in this prospectus supplement under “Risk Factors” below, the following are important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements:  the availability of financing and, if available, on terms and conditions acceptable to us, our ability to raise sufficient capital and/or enter into a strategic relationship with a industry partner to execute our business plan, instability and civil unrest in the Republic of Guinea and adverse impacts to our exploration work off the coast of Guinea, ability to respond to changes in the oil exploration and production environment, competition, and the availability of personnel in the future to support our activities.

Further information on other factors that could affect us is included in the SEC filings incorporated by reference in this prospectus supplement and accompanying prospectus described above under the heading “Incorporation of Certain Documents by Reference,” all of which are accessible on the SEC’s website at www.sec.gov.  See also “Risk Factors” contained in this prospectus supplement and accompanying prospectus.

Forward-looking statements should not be viewed as predictions, and should not be the primary basis upon which investors evaluate us.  If one or more of the factors affecting our forward-looking information and statements proves incorrect, then our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements contained in this prospectus supplement and the accompanying prospectus, and in the information incorporated by reference herein and therein.  Therefore, we caution you not to place undue reliance on our forward-looking information and statements.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights some information from this prospectus supplement and the accompanying prospectus, and it may not contain all of the information that is important to you. To understand the terms of the shares of our common stock offered by this prospectus, you should read this prospectus supplement and the accompanying prospectus carefully. Together, these documents describe the specific terms of the shares of our common stock that we are offering. You should carefully read the sections titled “Risk Factors” in this prospectus supplement and in the accompanying prospectus and the documents identified in the sections “Available Information” and “Incorporation of Certain Documents by Reference.”  All references in this prospectus supplement to “$” are to U.S. dollars.

Our Company

General.  We are an emerging independent oil and gas exploration and production company that was formed in 1996.  As described below, we have certain contract rights for the exploration and exploitation of oil and gas in an approximately 80,000 square kilometer concession off the coast of the Republic of Guinea, or Guinea, in West Africa.  As further discussed below, we engage in oil and gas exploration off the coast of Guinea through our wholly-owned subsidiary, SCS Corporation, or SCS.  Our rights in Guinea derive from a Hydrocarbon Production Sharing Contract, or the 2006 PSC, that we entered into in 2006 with Guinea, as discussed below.  Certain terms of the 2006 PSC have been modified in part by the Memorandum of Understanding that we entered into with the government of Guinea in 2009, or the 2009 MOU, as discussed below.  The 2009 MOU provides, among other things, that the 2006 PSC in its entirety will be negotiated with a view to bringing the PSC into conformance with international standards.  There is no assurance that these negotiations will result in a mutually acceptable agreement.  If these negotiations do not come to a satisfactory conclusion (i.e., through negotiations between us and Guinea) by March 10, 2010, the MOU will be cancelled pursuant to its terms.

As of September 29, 2009, our direct and indirect wholly-owned operating subsidiaries consisted of:  (i) SCS which is engaged in oil and gas exploration activities located off the coast of Guinea, West Africa, and (ii) SCS Corporation Guinee SARL, or SCSG, which was formed to manage the business associated with the 2006 PSC including public relations programs in Guinea.  We own 100% of SCS.  “SCS” is also the name of our business segment that is composed of our oil and gas exploration activity in Guinea.  SCSG, a Guinea limited liability company located in Conakry, Guinea, is owned 100% by SCS and is part of our SCS business segment operating in Guinea.

2006 Production Sharing Contract.  We have been conducting exploration work related to the area off the coast of Guinea since 2002.  On September 22, 2006, we, acting through SCS, entered into the 2006 PSC with Guinea.  Under the 2006 PSC, we were granted certain contract rights by Guinea to explore and exploit offshore oil and gas reserves, if any, off the coast of Guinea.  We refer to the rights granted to us by Guinea as a “Concession” and to the offshore area subject to our Concession as the “Contract Area.”  As discussed below, the 2006 PSC requires 64% of our Contract Area to be surrendered to Guinea according to an exploration timetable and a Guinea action timetable.  We are conducting our current work in Guinea under the 2006 PSC.  The 2006 PSC was filed as an exhibit to our Current Report on Form 8-K that was filed with the SEC on September 28, 2006.  Under the 2006 PSC, we are required to surrender 64% (approximately 51,200 square kilometers) of the Contract Area upon the passage of a “Project of Law” in the National Assembly of Guinea, a Presidential Decree, and a Supreme Court ruling.  Except as described below under the terms of the 2009 MOU, we have the right to select the area ultimately surrendered.

2009 Memorandum of Understanding.  On September 11, 2009, we entered into the 2009 MOU with Guinea in which we agreed with the government to resolve certain issues related to the 2006 PSC.  Pursuant to the terms of the 2009 MOU and in addition to our other obligations under the 2006 PSC, we agreed to commence drilling of at least one exploratory well within the Contract Area no later than December 31, 2011.  The 2009 MOU requires us to surrender 64% of the Contract Area (approximately 51,200 square kilometers) no later than December 31, 2009.  If we do not submit a relinquishment offer pursuant to the 2009 MOU by December 31, 2009, Guinea may select the 64% of the Contract Area that is to be surrendered.  The 2009 MOU clarifies our right to participate in any new concessions within this surrendered area on a right of first refusal basis, on equal terms and conditions with bidding parties.  The 2009 MOU requires negotiation between the parties concerning the terms and conditions of the provisions in the 2006 PSC to make such terms more consistent with usually applicable international standards and practices by March 11, 2010, subject to force majeure and arbitration, without any modification of our existing rights to the non-surrendered portion of the Contract Area of approximately 28,800 square kilometers.  If the parties’ negotiations have not come to a satisfactory conclusion by March 10, 2010, the 2009 MOU will be cancelled pursuant to its terms.  A copy of the 2009 MOU was filed as an exhibit to our Current Report on Form 8-K that was filed with the SEC on September 15, 2009.

Under the 2009 MOU, we are required to submit a timeline of work programs and operations to Guinea no later than December 31, 2009, subject to a thirty day extension, with any further delay resulting in the cancellation of the 2009 MOU.  If the terms and conditions of the 2009 MOU are not satisfied by March 31, 2010, and in the absence of an agreement between the parties, our retained portion of the Contract Area could be required to be relinquished to Guinea.  However, in order to reach agreement, either party has the right to recourse to international arbitration, in which event both parties shall wait for the arbitration decision to be rendered.

Executive Office.  Our principal executive offices are located at One Sugar Creek Center Blvd., #125, Sugar Land, Texas 77478 and our telephone number is (713) 353-9400.  Our Internet address is www.hyperdynamics.com.  Information contained on our website is not a part of, and is not incorporated into, this prospectus supplement or the accompanying prospectus.

Recent Developments

Violence and Civil Unrest in Guinea.  In October 2009 Guinea experienced civil unrest and protests against the current government, which assumed power in December 2008.  The civil unrest and protests and efforts by the government's military and police forces to quell the protests resulted in civilian loss of life and injuries and the destruction of property.  The unrest was widely reported in the international media and the government's actions were criticized in the media and by government officials in the U.S. and in other countries.  The risk exists that these conditions could create a political or military climate resulting in a change in political leadership and the outbreak of further hostilities. These consequences could result in political instability or substantial changes in government policies which could have a material adverse effect on our business plan, financial position, results of operations and future cash flows.  Such uncertainties could result in our having to cease our Guinea operations and result in the loss or delay of our rights under the 2006 PSC and the 2009 MOU which may force us to reduce the scope and size of our operations, to curtail our operations or to ultimately cease to exist.  For additional discussion concerning the foregoing risk and other risks associated with our business, see “Risk Factors” contained in this prospectus supplement.

Our Series B Preferred Stock.  On September 29, 2009, we entered into an agreement, or the Series B Agreement, with the holders of all of our Series B preferred stock in which the Series B holders (i) converted all of their shares of Series B preferred stock into approximately 15,800,000 shares of common stock, (ii) agreed to the cancellation of the warrants to purchase 1,000,000 shares of common stock, (iii) agreed to donate pursuant to a specified schedule 2,000,000 shares of common stock (issued upon conversion of the Series B preferred stock) and warrants to purchase 1,000,000 shares of common stock to the American Friends of Guinea, a charitable organization that provides support to the people of Guinea, and (iv) agreed to be subject to a nine month lock-up of  the 15,822,222 shares of common stock received in connection with the conversion of the Series B preferred stock, and any shares that may be received upon exercise of their Warrants, of which 1,000,000 shares of common stock may be released from the lock-up provisions if we obtain equity or debt financing in a minimum amount of $10,000,000 and market conditions would permit the resale of those shares.  Under the terms of the Series B Agreement, we agreed to pay a previously owed dividend in the aggregate amount of $430,000 to the Series B holders if we complete a financing in the future of $10,000,000 or more.  The conversion includes a reduction of 2,000,000 shares of common stock.  The Series B Agreement was filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended June 30, 2009, as amended.  The conversion of the Series B preferred stock is reflected in “Capitalization” below in this prospectus supplement.

Material Agreements.  On October 14, 2009, we entered into an Agreement for Exclusive Dealing and Letter of Intent, or Letter of Intent, with Dana Petroleum (E&P) Limited, or Dana, effective as of October 11, 2009.  Under the Letter of Intent, we agreed to negotiate exclusively with Dana during the term of the Letter of Intent with regard to the prospective acquisition by Dana of an undivided 23% working interest in our Concession off the coast of Guinea.  The Letter of Intent is non-binding.  If the definitive agreements required by the Letter of Intent are executed, we expect Dana to take a 23% participating interest in our Concession in exchange for total consideration of $20 million.  The $20 million includes $5 million in cash payable upon execution of the definitive agreements and, where applicable, their entry into full legal effect pursuant to the laws of Guinea.  The definitive agreements include (i) a sale and purchase agreement concerning the working interest, (ii) a deed of assignment of the PSC with all requisite government approvals, and (iii) a joint operating agreement based on the AIPN International Operating Agreement.  The remaining $15 million is payable at Dana’s option in either cash or newly issued ordinary shares of Dana upon the conclusion by March 2010 of a review by us and the government of Guinea of the PSC pursuant to the terms of the Memorandum of Understanding and the entry into by the applicable parties of any resulting amendment or restatement with full legal effect pursuant to the laws of Guinea.  The Letter of Intent contemplates that we will work with Dana to sign definitive documents no later than December 31, 2009, on which date the Letter of Intent will terminate unless extended by further agreement.  Dana has the option to negotiate with us to take up to an additional 27% of our Concession, for consideration to be negotiated if we do not sign by November 30, 2009 a letter of intent for a participating interest with an exploration and production company with the financial and technical capability to operate in deep water off the coast of West Africa.  A copy of the Letter of Intent was filed as an exhibit to our Current Report on Form 8-K that was filed with the SEC on October 19, 2009.

On September 29, 2009, we entered into a Marine 2D Seismic Data Acquisition Services Agreement, or the Bergen Agreement, with Bergen Oilfield Services AS of Norway, or Bergen.  Pursuant to the Bergen Agreement, Bergen is obligated to conduct a 9,000 kilometer 2D marine seismic survey on portions of our Concession.  We started receiving processed seismic data on a real-time basis from Bergen on or about November 4, 2009.  We expect that Bergen will complete the seismic survey within three months, subject to several variables, including but not limited to mobilization, logistical and prevailing sea conditions.  The cost of the survey is approximately $10 million, which we will pay to Bergen as follows:  (a) $500,000 in cash for mobilization fees; (b) 2,500,000 restricted shares of our common stock, which have been issued to Bergen and are being held in escrow, which is to be held in a deposit account as security for an additional $1.1 million in cash of mobilization fees; and (c) three progress payments of $2.68 million each, payable in cash for each incremental 3,000 kilometers surveyed.  A copy of the Bergen Agreement was filed as an exhibit to our Current Report on Form 8-K that was filed with the SEC on October 2, 2009.

The Offering

Issuer	Hyperdynamics Corporation

Common stock offered by us	1,578,948 Shares

Common stock outstanding prior to this offering	81,349,915 Shares(1)

Common stock outstanding after this offering	82,928,863 Shares(1)

Net proceeds	The net proceeds, after estimated expenses, to us from the sale of the common stock offered will be approximately $1,460,000.

Use of proceeds	We intend to use the net proceeds of this offering to fund a portion of our seismic acquisition, for working capital, and general corporate purposes.

The NYSE Amex symbol	HDY

(1)
Based on the number of shares of our common stock outstanding as of November 11, 2009, which excludes (i) 6,991,260 shares of our common stock issuable under our stock compensation plans, (ii) 896,970 shares of our common stock issuable upon conversion of an outstanding debenture, and (iii) 9,293,131 shares of our common stock issuable upon the exercise of certain warrants held by warrant holders.

Risk Factors

Investing in our securities involves risks. You should carefully consider the information under “Risk Factors” beginning on page S-5 and the other information included in this prospectus supplement and the accompanying prospectus before investing in our securities.

RISK FACTORS

You should carefully consider the following risk factors in evaluating our company.  The risks and uncertainties described below are not the only ones we face.  There may be additional risks and uncertainties that are not known to us or that we do not consider to be material at this time.  If the events described in these risks occur, our business, financial condition and results of operations would likely suffer.  This prospectus supplement and the accompanying prospectus contain forward-looking statements that involve risks and uncertainties.  Our actual results may differ significantly from the results discussed in the forward-looking statements.  This section discusses the risk factors that might cause those differences.

Geopolitical instability where we operate subjects us to political, economic and other uncertainties.

We conduct business in Guinea, which is in a region of the world where there have been recent civil wars, revolutionary wars, coup d’états and internecine conflicts. In October 2009, Guinea experienced a marked increase in violence including civil unrest and protests against the current government, which assumed power in December 2008. External or internal political forces could potentially create a political or military climate that might cause a change in political leadership, the outbreak of hostilities, or civil unrest  Such uncertainties could result in our having to cease our Guinea operations and result in the loss or delay of our rights under the 2006 PSC and the 2009 MOU.

Further, we face political and economic risks and other uncertainties with respect to our operations, which may include, among other things:

•	loss of revenue, property and equipment as a result of hazards such as expropriation, war, acts of terrorism, insurrection and other political risks;

•	increases in taxes and governmental royalties;

•	unilateral renegotiation of contracts by governmental entities;

•	difficulties enforcing our rights against a governmental agency because of the doctrine of sovereign immunity and foreign sovereignty over international operations;

•	changes in laws and policies governing operations of foreign-based companies; and

•	currency restrictions and exchange rate fluctuations.

Our operations in Guinea may also be adversely affected by laws and policies of the United States affecting foreign trade and taxation.  Realization of any of these factors could materially and adversely affect our business plan, financial position, results of operations and future cash flows.

We will require substantial additional funding in the near term which may not be available to us on acceptable terms or at all; if we cannot obtain additional financing, we may have to curtail operations and may ultimately cease to exist.

Our financial statements reflect recurring, ongoing and substantial yearly net losses, and negative cash flows from operations. We need additional funding or alternative sources of capital to meet our working capital needs.  We have previously raised capital by selling common stock and warrants, issuing convertible debentures and using a previously available equity line of credit which expired in February 2009.  Our management does not believe that existing cash resources will be sufficient to enable us to execute our business plan over the next twelve months and that we will need to raise substantial additional capital in the near term in order to do so.  However, future financing may not be available in amounts or on terms acceptable to us, if at all. If we cannot raise funds on acceptable terms, we will not be able to execute our business plan and may be forced to curtail operations or may ultimately cease to exist.

We may not be able to meet our substantial capital requirements to conduct our operations and achieve our business plan and; we anticipate future losses and negative cash flow.

Our business is capital intensive.  We must invest a significant amount in development and exploration activities.  We are currently making and intend to continue to make substantial capital expenditures to find, develop and produce natural gas and oil reserves.  We currently have no operating revenue.  If we do not obtain capital resources, we may not be able to meet the obligations under the 2006 PSC and the 2009 MOU – thus surrendering the Concession.  The Concession is our single most important asset and its loss would result in a substantial decrease in our ability to eventually become a profit-generating company.  Even if we acquire sufficient financing to meet the obligations under the 2006 PSC and the 2009 MOU, we may not be able to raise or expend the capital necessary to undertake or complete future drilling programs or acquisition opportunities unless we raise additional funds through debt or equity financings, which may not be available on acceptable terms to us or at all.  We may not be able to obtain debt or equity financing or enter into a strategic relationship with an industry partner to meet our capital requirements on acceptable terms, if at all.  Moreover, our future cash flow from operations may not be sufficient for continued exploration, development or acquisition activities, and we may not be able to obtain the necessary funds from other sources.

With the completion of the sale of our domestic oil and gas properties in August 2009, we are strictly in the exploration phase and have no proven petroleum reserves.  We expect to continue to incur significant expenses over the next several years with our operations, including further seismic studies and exploratory drilling.  Based on the exploration results to date, we anticipate that the cost per commercial well, if further results justify attempts at commercial drilling, would range from US$15 million each (shallow water gas prospects) to more than US$50 million each (deepwater oil prospects).

The 2006 PSC is subject to renegotiation pursuant to the terms of the 2009 MOU and prospective changes in Guinea’s laws and regulations, each of which may have an adverse impact upon our operations and profitability.

The 2009 MOU provides, among other things, that the 2006 PSC in its entirety will be renegotiated with a view to bringing the 2006 PSC into conformance with international standards.  There is no assurance that these negotiations will result in a mutually acceptable agreement.  If these negotiations do not come to a satisfactory conclusion (i.e., through negotiations between us and Guinea) by March 10, 2010, the 2009 MOU will be cancelled pursuant to its terms.  If the terms and conditions of the 2009 MOU are not met by March 31, 2010, the non-relinquished portion of the Contract Area could be required to be relinquished under the 2009 MOU.  However, in order to reach agreement, either party has the right to recourse to international arbitration, in which event both parties shall wait for the arbitration decision to be rendered.  The 2006 PSC is subject to Guinea laws and regulations that were in force at the time of its signing.  Consequently, if Guinea passes new laws and regulations which act to modify the provisions of the 2006 PSC in a manner which results in a material change concerning our operations and economic position, we will be required to enter into negotiations with Guinea regarding the material change with a view toward restoring the original, respective economic positions of the parties before the change in laws or regulations occurred.  In the event we are not able to negotiate an acceptable modification of the 2006 PSC terms in light of new laws and regulations, we will be required to submit the matter to international arbitration.  There is no assurance that any arbitration would be successful.  The results of such negotiations or arbitration could be unfavorable to us and, as a result, could have a material adverse effect on our business plan, financial position, results of operations and future cash flows.

Negotiations or arbitration in connection with the 2006 PSC and 2009 MOU could have an unfavorable outcome.

The 2009 MOU contains a provision whereby the 2006 PSC in its entirety will be negotiated with a view to bringing it into conformance with international standards.  If this review has not come to a satisfactory conclusion (i.e., through negotiations between us and Guinea) by March 10, 2010, the 2009 MOU will be cancelled pursuant to its terms.  If we do not submit a relinquishment offer pursuant to the 2009 MOU by December 31, 2009, Guinea may select the 64% of the Contract Area that is to be surrendered.  With respect to the remaining 36%, if the terms and conditions are not satisfied by March 10, 2010, absent an agreement to the contrary, the 36% could be required to be relinquished to Guinea, subject to each party’s right to recourse to international arbitration.  The results of such negotiations or arbitration could be unfavorable to us and, as a result, could have a material adverse effect on our business plan, financial position, results of operations and future cash flows.

Our concession or obligations under the 2006 PSC or the 2009 MOU could be adversely affected by Guinea’s political uncertainties.

Guinea has faced and continues to face political, economic and social uncertainties which are beyond our control.  Maintaining a good working relationship with the Guinean government is important because the Concession is granted under the terms of the 2006 PSC and the 2009 MOU with the Guinean government.  A presidential election in Guinea is scheduled for January 31, 2010.  While we intend to maintain a positive working relationship with the Guinean government, we cannot predict the impact that the 2010 election will have on our relationship.  A change in leadership at that time could result in political instability or substantial changes in government policies which could have a material adverse effect on our business plan, financial position, results of operations and future cash flows.

We operate in Guinea, a country where corrupt behavior exists that could impair our ability to do business in the future or result in significant fines or penalties.

We operate in Guinea, a country where governmental corruption has been known to exist. There is a risk of violating either the U.S. Foreign Corrupt Practices Act or laws or legislation promulgated pursuant to the 1997 OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions or other applicable anti-corruption regulations that generally prohibit the making of improper payments to foreign officials for the purpose of obtaining or keeping business.  Some of the identified internal control deficiencies contributing to our material weaknesses in financial reporting relate to our operations in Guinea.  These material weaknesses make it more likely that a violation could have occurred.  Violation of these laws could result in monetary penalties against us or our subsidiaries and could damage our reputation and, therefore, our ability to do business.  In addition, the future success of our Guinea operations may be adversely affected by risks associated with international activities, including economic and labor conditions, political instability, risk of war, expropriation, terrorism, renegotiation or modification of existing contracts, tax laws and changes in exchange rates.

Our past losses raise doubt about our ability to operate profitably or continue as a going concern.

The audited Consolidated Financial Statements contained in our Annual Report on Form 10-K, as amended, for the fiscal year ended June 30, 2009 have been prepared assuming we will continue as a going concern.  We have incurred losses since inception, resulting in cumulative losses of $67,615,000 through June 30, 2009.  We have historically been able to raise capital from debt or equity sources to finance our activities but there is no assurance we will be able to do so in the future or on acceptable terms, if at all.  The world economic crisis, the depressed price for oil, and the depressed price of our stock have weakened our ability to continue to raise new capital in this manner.  These combined conditions raise substantial doubt about our ability to continue as a going concern, as discussed in Note # 2 to the audited Consolidated Financial Statements.  The audited Consolidated Financial Statements do not include any adjustments that might result from the outcome of this uncertainty.

Our expected future losses raise doubts about our ability to continue as a going concern unless we can raise capital.

Future events may make it difficult for us to raise capital.  To raise capital, we may sell equity or debt securities or obtain financing through a bank or other entity.  There is no limit as to the amount of debt we may incur.  Such financing may not be available to us or may not be available on terms acceptable to us.  If we raise funds raised through the issuance of equity, there may be a significant dilution in the value of our currently outstanding common stock.  Our growth is dependent on our raising capital through the sale of equity or debt or our ability to attract a joint venture or financial partner for the Concession.  There is no assurance that we will be able to raise any equity or debt financing or that we will be able to attract a joint venture or financial partner to invest in our Guinea concession.  We expect that entering into these partnering relationships would entail transferring a portion of our interest in the Concession to such partner.

We do not have reserve reports for the concession and our expectations as to oil and gas reserves are uncertain and may vary substantially from actual production.

We do not have any reserve reports or geology or petroleum engineering reports for the Concession.  A reserve report is the estimated quantities of oil and gas based on reports prepared by third party reserve engineers.  Reserve reporting is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact manner.  Because we do not have any reserve reports for the Concession our expectations as to oil and gas reserves are uncertain and may vary substantially from actual production.

We have a history of losses and there is no assurance that we will ever achieve or sustain profitability.

We have experienced substantial operating losses.  We expect to incur significant operating losses until we commence sales from the Concession. We will also need to raise sufficient funds to finance our exploration and exploitation activities.  We may be unable to achieve or sustain profitability.

We have no ability to control the prices that we may receive for oil and gas.  Oil and gas prices are volatile and a substantial or extended decline in prices could adversely affect our financial condition, liquidity, ability to obtain financing and future operating results.

We have no source of revenue at this time.  Our financial condition is based solely on our ability to sell equity or debt securities to investors or enter into a joint venture or similar strategic relationship with an industry partner, sell interests related to the Concession or borrow funds.  We expect that entering into these partnering relationships would entail transferring a portion of our interest in the Concession to such partner.  Such investors would consider the price of oil in making an investment decision.  Declines in oil and gas prices may adversely affect our financial condition, liquidity, ability to obtain financing and operating results. Low oil and gas prices also may reduce the amount of oil and gas that we could produce economically. Low oil and gas prices in the future could have a negative effect on our future financial results.  Historically, oil and gas prices and markets have been volatile, with prices fluctuating widely, and they are likely to continue to be volatile. Prices for oil and gas are subject to wide fluctuations in response to relatively minor changes in supply and demand, market uncertainty and a variety of additional factors that are beyond our control.  These factors include:

•	the level of domestic and foreign supplies of oil;

•	the level of consumer product demand;

•	weather conditions;

•	political conditions in oil producing regions throughout the world;

•	the ability of the members of the Organization of Petroleum Exporting Countries to agree to and maintain oil production;

•	price and production controls;

•	the price of foreign oil imports;

•	actions of governments;

•	domestic and foreign governmental regulations;

•	the price, availability and acceptance of alternative fuels;

•	overall economic conditions; and

•	value of the U.S. dollar.

These factors and the volatile nature of the energy markets make it impossible to predict oil and gas prices. Our inability to respond appropriately to changes in these factors could have a material adverse effect on our business plan, financial position, results of operations and future cash flows.

Investment in the oil and gas business is risky and there is no assurance we will be successful in discovering oil and gas.

Oil and gas exploration and development are inherently speculative activities.  There is no certain method to determine whether or not a given lease or concession will produce oil or gas or yield oil or gas in sufficient quantities and quality to result in commercial production.  The development of a lease or concession may result in dry holes or in the discovery of oil or gas that is not commercially feasible to produce.  There is no guarantee that we may find oil or gas in commercial quantities.  There is no guarantee that a producing asset will continue to produce. Because of the high degree of risk involved, there can be no assurance that we will recover any portion of our investment or that our investment in leases will be profitable.

Drilling activities are subject to numerous risks, including the significant risk that we do not reach our target reservoir or that no commercially productive reserve is encountered.  The cost of drilling, completing and operating wells and of installing production facilities and pipelines is often uncertain.  Drilling costs could be significantly higher if we encounter difficulty in drilling offshore.

The quantities of oil and gas that we may produce and deliver may be affected by factors beyond our control, such as the inability of the wells to deliver at the necessary quality and pressure, premature exhaustion of reserves, changes in governmental regulations affecting allowable production and priority allocations, weather, natural events, and price limitations imposed by governmental agencies.  If any of the foregoing risks occurred, our future revenue potential could be substantially reduced.

There are drilling and operational hazards associated with the oil and gas industry which could result in substantial losses.

The oil and gas industry involves a variety of operating risks, including:

•	blowouts, cratering and explosions;

•	mechanical and equipment problems;

•	uncontrolled flows of oil and gas or well fluids;

•	fires;

•	marine hazards with respect to offshore operations;

•	formations with abnormal pressures;

•	pollution and other environmental risks; and

•	natural disasters.

Offshore operations are subject to a variety of operating risks peculiar to the marine environment, such as capsizing and collisions.  Also, offshore operations are subject to damage or loss from adverse weather conditions.

Any of these events could result in loss of human life, significant damage to property, environmental pollution, impairment of our operations and substantial losses. Locating pipelines near populated areas, including residential areas, commercial business centers and industrial sites, could increase these risks. The occurrence of any of these events could have a material adverse effect on our business plan, financial position, results of operations and future cash flows.

We are subject to governmental regulations of which the cost of compliance may have an adverse effect on our financial condition, results of operations and future cash flow.

Oil and gas operations in Guinea and the U.S. are subject to extensive government regulation and to interruption or termination by governmental authorities on account of ecological and other considerations.  It is impossible to predict future government proposals that might be enacted into law and the effect they might have on us.  Restrictions on oil and gas activities, such as production restrictions, price controls, tax increases and pollution and environmental controls may have material adverse effect on our financial condition, results of operations and future cash flows.

The oil and gas industry is subject to hazards related to pollution and environmental issues which may create substantial liabilities to third parties.

Hazards in the drilling and/or the operation of gas and oil properties, such as accidental leakage or spillage, are sometimes encountered. Such hazards may cause substantial liabilities to third parties or governmental entities, the payment of which could adversely affect our liquidity or result in the loss of our leases. We may be subject to liability for pollution and other damages due to environmental events.  Environmental regulatory matters also could increase substantially the cost of doing business, may cause delays in producing oil and gas or require the modification of operations in certain areas.

Our operations are subject to numerous stringent and complex laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal penalties, the imposition of remedial requirements, and the imposition of injunctions to force future compliance.

Government regulations may require permits for drilling operations, drilling bonds and reports concerning operations. In addition, there may be statutes, rules and regulations governing conservation matters, including the unitization or pooling of oil and gas properties, establishment of maximum rates of production from oil and gas wells and the spacing, plugging and abandonment of such wells. Such statutes and regulations may limit the rate at which oil and gas could otherwise be produced from our properties and may restrict the number of wells that may be drilled on a particular lease or in a particular field.

Decommissioning costs are unknown and may be substantial; unplanned costs could divert resources from other projects.

We may become responsible for costs associated with abandoning and reclaiming wells, facilities and pipelines which we use for production of oil and gas reserves. Abandonment and reclamation of these facilities and the costs associated therewith is often referred to as “decommissioning.”  We have not yet determined whether we will establish a cash reserve account for these potential costs in respect of any of our current properties or facilities, or if we will satisfy such costs of decommissioning from the proceeds of production in accordance with the practice generally employed in onshore and offshore oilfield operations. If decommissioning is required before economic depletion of our properties or if our estimates of the costs of decommissioning exceed the value of the reserves remaining at any particular time to cover such decommissioning costs, we may have to draw on funds from other sources to satisfy such costs. The use of other funds to satisfy such decommissioning costs could impair our ability to focus capital investment in other areas of our business.

The success of our business depends on our ability to find, develop and acquire oil and gas reserves.

We expect to find certain reserves of gas and oil that can be profitably exploited. There is, however, no guarantee that we will find reserves that will economically produce. Future drilling activities could subject us to many risks, including the risk that we will not find commercially productive reservoirs. Drilling for oil and natural gas can be unprofitable, not only from dry wells, but from productive wells that do not produce sufficient revenues to return a profit. Also, title problems, weather conditions, governmental requirements and shortages or delays in the delivery of equipment and services can delay our drilling operations or result in their cancellation. The cost of drilling, completing and operating wells is often uncertain, and new wells may not be productive. As a result, we may not recover all or any portion of our investment. Moreover, if natural gas and oil prices decline, the amount of natural gas and oil we can economically produce may be reduced, which may result in a material decline in our revenues, if any.

We may have write downs of our assets due to price volatility.

Accounting rules require us to review the carrying value of our oil and gas properties on a quarterly basis for possible write down or impairment. Under these rules, capitalized costs of proved reserves may not exceed a ceiling calculated at the present value of estimated future net revenues from those proved reserves. Capital costs in excess of the ceiling must be permanently written down. A decline in oil and natural gas prices could cause a write down and would negatively affect our future income, if any.

The unavailability or high cost of drilling rigs, equipment, supplies, personnel and oilfield services could adversely impact us.

Drilling activity offshore Guinea will require that we have access to an offshore drilling rig. Unavailability, shortages or increases in the cost of drilling rigs, equipment, supplies or personnel could delay or adversely affect our Guinea operations. There can be no assurance that we will be able to obtain the necessary equipment or that services will be available at economical prices.

Expansion of our exploration program will require capital from outside sources.

We do not currently have the financial resources nor have we entered into a joint venture or similar strategic relationship with an industry partner to conduct further seismic testing or to drill offshore Guinea.  Absent raising additional capital or entering into a joint venture or similar arrangement, we will not be able to conduct further seismic testing or to conduct drilling operations offshore Guinea.  There is no assurance that capital will be available in the future to us or that capital will be available under terms acceptable to us. We will need to raise additional money, either through the sale of equity securities (which could dilute the existing stockholders' interest), through the entering of joint venture agreements (which, while limiting our risk, could reduce our ownership interest in the Concession), or from borrowings from third parties (which could result in our assets being pledged as collateral and which would increase our debt service requirements).

Additional capital could be obtained from a combination of funding sources, many of which could have a material adverse effect on our business, results of operations and financial condition. These potential funding sources, and the potential adverse effects attributable thereto, include:

•	additional offerings of equity securities, which would cause dilution of our common stock;

•	sales of interests in the Concession and exploration program, which would reduce any future revenues from that program;

•	borrowings from financial institutions, which may subject us to certain restrictive covenants, including covenants restricting our ability to raise additional capital or pay dividends;

•
debt offerings, which would increase our leverage and add to our need for cash to service such debt (which could result in additional assets being pledged as collateral and which could increase our debt service requirements); and

•	sales of interests in other projects, which could reduce any future revenues.

It is difficult to quantify the amount of financing we may need to fund our business plan.  The amount of funding we may need in the future depends on various factors such as:

•	our financial position;

•	the prevailing market price of natural gas and oil; and

•	the lead time required to bring any discoveries to production.

Our ability to raise additional capital will depend on the results of operations and the status of various capital and industry markets at the time such additional capital is sought. Capital may not become available to us from any particular source or at all. Even if additional capital becomes available, it may not be on terms acceptable to us. Failure to obtain additional financing on acceptable terms may have a material adverse effect on our business plan, financial position, results of operations and future cash flows.

Pending and future claims and litigation may adversely affect our financial condition and results of operations.

We are currently involved in various lawsuits, including a claim involving contractually prohibited short selling, a claim that Hyperdynamics and its Officers and Directors breached their fiduciary duties to shareholders and committed other tortuous acts, a claim that our actions or omissions caused the loss of the Royalty and Production Sharing Agreement, dated November 8, 2002, and an environmental cleanup case, among other claims more thoroughly described in Item 3 of our Annual Report on Form 10-K for the fiscal year ended June 30, 2009, as amended.  The outcome of litigation is difficult to assess or quantify, and we cannot predict how it will impact us, however the litigation described in Item 3 could subject us to substantial legal expenses.  If we do not prevail, we might not have sufficient funds to make payments on our debt or successfully execute our business strategy or have to declare bankruptcy or cease operations.

Drilling new wells could result in new liabilities, which could endanger our interests in our properties and assets.

There are risks associated with the drilling of oil and natural gas wells which could significantly reduce our revenues or cause substantial losses, impairing our future operating results. We may become subject to liability for pollution, blow-outs or other hazards. We intend to obtain insurance with respect to these hazards, but such insurance has limitations on liability that may not be sufficient to cover the full extent of such liabilities. The payment of such liabilities could reduce the funds available to us or could, in an extreme case, result in a total loss of our properties and assets. Moreover, we may not be able to maintain adequate insurance in the future at rates that are considered reasonable. Oil and natural gas production operations are also subject to all the risks typically associated with such operations, including premature decline of reservoirs and the invasion of water into producing formations.

We have competition from other companies that have larger financial and other resources that put us at a competitive disadvantage.

A large number of companies and individuals engage in drilling for gas and oil, and there is competition for the most desirable prospects. We will encounter intense competition from other companies and other entities in the sale of our oil and gas production. We could be competing with numerous oil and gas companies which may have financial resources significantly greater than ours. The quantities of gas and oil to be delivered by us may be affected by factors beyond our control, such as the inability of the wells to deliver at the necessary quality and pressure, premature exhaustion of reserves, changes in governmental regulations affecting allowable production and priority allocations, and price limitations imposed by Federal and state regulatory agencies, as well as foreign governments.

We are highly dependent on our management team and consultants and any failure to retain the services of such parties could adversely affect our ability to effectively manage our operations or successfully execute our business plan.

The successful implementation of our business strategy is highly dependent on our management team and certain key geoscientists, geologists’, engineers and other professionals engaged by us.  The loss of key members of our management team or other highly qualified technical professionals could adversely affect our ability to effectively manage our overall operations or successfully execute current or future business strategies which may have a material adverse effect on our business, financial condition and operating results.

The current recession could have a material adverse impact on our financial position, results of operations and cash flows.

The oil and gas industry is cyclical in nature and tends to reflect general economic conditions.  The US and other world economies are in a recession that may lead to significant fluctuations in demand and pricing for crude oil and natural gas production.  Our business plan will likely be significantly affected by decreased demand and lower commodity prices.  If commodity prices continue to decline, there could be impairment of operating assets.  Our future access to capital, as well as that of our contractors, could be limited due to tightening credit markets that could inhibit our business development.

We depend on oil and gas industry vendors and may not be able to obtain adequate services.

We are dependent on industry vendors for the success of our oil and gas exploration projects. We could be harmed if we fail to attract quality industry vendors to participate in our exploration and production activities.

New investors or commercial partners may require participation interests which could decrease future profitability.

The pace of exploration and the level of operations may be determined by the amount of funding available. If funding is limited, exploration may be continued under agreements that provide investors or commercial partners with a participation interest in a particular property held by us. Under this type of arrangement, an investor or commercial partner would invest in specific property and receive a negotiated interest in that specific property. This could reduce the potential profitability of the remaining interest in the property and reduce our ability to control and manage the property. We expect that entering into these partnering relationships would entail transferring a portion of our interest in the Concession to such partner.

Dollar versus Euro denomination for oil and gas transactions may impact the value of future oil and gas transactions.

Our financial currency is the U.S. dollar.  Most international oil and gas transactions are currently denominated in U.S. dollars.  There could be a desire by some oil producing nations to denominate the price of oil transactions in Euros.  We do not hedge any market risk.  The Euro has recently increased in value relative to the dollar.  If we later engage in Euro denominated transactions we could face a foreign currency exchange risk of the Euro decreasing in value relative to the U.S. dollar.

There are material weaknesses in our disclosure controls and procedures and our internal control over financial reporting and existing deficiencies may not be adequately remediated.

A material weakness is a control deficiency, or a combination of control deficiencies, that results in there being more than a remote likelihood that a material misstatement in our financial statements will not be prevented or detected.  We have determined that as of June 30, 2009 our disclosure controls and procedures were not effective in ensuring that the information required to be disclosed by us in reports filed under the Securities Exchange Act of 1934 is recorded, processed and reported within the time periods specified in the rules and forms of the SEC.

We have also determined as of June 30, 2009 that we have material weaknesses in our internal control over financial reporting and, as a result, our internal control over financial reporting is not effective.  Some of the weaknesses we identified in our internal control over financial reporting relate to our operations in Guinea, including deficiencies in the Company’s control environment, deficiencies in the staffing of our financial accounting department, and departure of members of financial management. See Item 9A(T) Controls and Procedures for further disclosure concerning our controls and procedures.  These deficiencies increase the likelihood of misstatements in our financial statements or violations of law.

Our internal control and procedures were developed through a process in which our management applied its judgment in assessing the costs and benefits of such internal controls and procedures, which, by their nature, can provide only reasonable assurance regarding the control objectives. The design of any system of internal controls and procedures is based in part upon various assumptions about the likelihood of future events.  The actions taken to date have not been effective in remediation of the material weaknesses.  We do not know when, or if ever, the material weaknesses will be corrected.  Any failure to remediate the deficiencies noted in connection with our audits or to implement required new or improved controls, or difficulties encountered in their implementation, could cause us to fail to meet our reporting obligations or result in material misstatements in our financial statements. Ineffective internal control over financial reporting could also cause investors to lose confidence in our reported financial information, which could result in a lower trading price of our stock.

We have an accumulated deficit and expect to incur additional losses.

We have a substantial accumulated deficit. We may not be able to meet our debts as they become due. If we are unable to generate sufficient cash flow or obtain funds to pay debt, we will be in default.

We may experience potential fluctuations in results of operations.

Our future revenues may be affected by a variety of factors, many of which are outside our control, including (a) the success of project results; (b) swings in availability of drilling services needed to implement projects and the pricing of such services; (c) a volatile oil and gas pricing market which may make certain projects that we undertake uneconomic; (d) our ability to attract qualified employees and consultants; and (e) the amount and timing of operating costs and capital expenditures relating to conducting our business operations and infrastructure. As a result of our limited operating history and the emerging nature of our business plan, it is difficult to forecast revenues or earnings accurately, which may fluctuate significantly from quarter to quarter.

NYSE Amex has issued us correspondence that informs us of non-compliance with their listing standards.

As described below in Item 5. Market for Registrant’s Common Equity, Related Shareholder Matters and Issuer Purchases of Equity Securities of our Annual Report on Form 10-K, as amended, for the fiscal year ended June 30, 2009, the NYSE Amex has provided us correspondence that indicated we were not in compliance with the NYS Amex continued listing requirements base on the NYSE Amex’s review of our Form 10-Q for the quarter ended December 31, 2008.  We submitted a plan to regain compliance with the listing standard, which NYSE Amex accepted. In a letter dated October 9, 2009, NYSE Amex notified us that, while we remain noncompliant with Section 1003(a)(iv) of the Company Guide, we have made a reasonable demonstration of our ability to regain compliance with Section 1003(a)(iv) of the Company Guide no later than March 17, 2010, which is a six month extension of the September 17, 2009 compliance date originally established by NYSE Amex in its May 28, 2009 letter approving our plan of compliance.  During this extension period, we will be subject to periodic review by NYSE Amex.  Failure to make progress consistent with our plan of compliance or to regain compliance with the continued listing standards by the end of the extension period could result in our being delisted from NYSE Amex.  In addition, NYSE Amex notified us that we have resolved the continued listing deficiencies with respect to Sections 1003(a)(ii) and (a)(iii) of the Company Guide, and that, pursuant to Section 1009(f) of the Company Guide, NYSE Amex may initiate delisting procedures if we do not demonstrate compliance for two consecutive quarters and/or by September 17, 2010. We do not know when the NYSE Amex listing panel will make a decision regarding our listing delinquencies and there is no assurance that we will not be delisted from NYSE Amex.

If we are delisted from the NYSE Amex, it is expected that our common stock would be quoted on the Over-the-Counter Bulletin Board.  Any such delisting from the NYSE Amex, could result in:

•	an increase in the bid-ask spread on the stock;

•	reduced daily stock trading volume;

•	reduction in the number of investors who are interested in trading our stock; and

•	being categorized as a penny stock company because the stock price is below $5.00 per share and the stock is traded on the over the counter market.

In the event we become a penny stock company, FINRA sales practice requirements limit a stockholders' ability to buy and sell our stock.

In the event we become subject to the penny stock rules, there are certain rules that have been adopted by the Financial Industry Regulatory Authority, Inc. (FINRA) to which our common stock will be subject.  FINRA rules require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer.  Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives, and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which has the effect of reducing the level of trading activity and liquidity of our common stock.  Further, many brokers charge higher transactional fees for penny stock transactions. As a result, fewer broker-dealers are willing to make a market in our common stock, reducing a stockholders' ability to resell shares of our common stock.

We may issue additional shares of common stock in the future, which could cause dilution to all shareholders.

We may seek to raise additional equity capital in the future. Any issuance of additional shares of our common stock will dilute the percentage ownership interest of all shareholders and may dilute the book value per share of our common stock.

Shareholders could incur negative impact due to the removal of the legend on a significant percentage of our outstanding shares of common stock, or the exercise of options and warrants.

As of November 11, 2009, approximately 16,072,222 shares of our common stock were restricted shares, and we have outstanding warrants and options to purchase approximately 16,284,391 shares of common stock. If these options and warrants are exercised, the underlying shares may become eligible for immediate resale. We do not know when or if these options will be exercised. In the event that a substantial number of these restricted shares are offered for sale in the market by several holders, the market price of our common stock could be adversely affected.

Our management controls a significant percentage of our current outstanding common stock; their interests may conflict with those of our shareholders.

As of the date of this prospectus supplement, Directors and Executive Officers and their affiliates collectively and beneficially own or control approximately 8% of our voting power (including stock, warrants and, options). This concentration of voting control gives our Directors and Executive Officers and their respective affiliates substantial influence over any matters which require a shareholder vote, including, without limitation, the election of Directors, even if their interests may conflict with those of other shareholders. It could also have the effect of delaying or preventing a change in control of or otherwise discouraging a potential acquirer from attempting to obtain control of us. This could have a material adverse effect on the market price of our common stock or prevent our shareholders from realizing a premium over the then prevailing market prices for their shares of common stock.

Our stock price is highly volatile and you may lose some or all of your investment.

Trading prices of our common stock may fluctuate in response to a number of events and factors, such as:

•	general economic conditions;

•	availability of credit;

•	changes in interest rates;

•	conditions or trends in the oil and gas business;

•	fluctuations in the stock market in general and market prices for oil and gas companies in particular;

•	quarterly variations in our operating results;

•	new products, services, innovations, and strategic developments by our competitors or us, or business;

•	combinations and investments by our competitors or us;

•	changes in environmental regulation;

•	changes in our capital structure, including issuance of additional debt or equity to the public;

•	additions or departures of our key personnel;

•	corporate restructurings, including layoffs or closures of facilities;

•	stock market analyst reports, news and speculation;

•	political turmoil in Guinea; and

•	natural disasters such as hurricane, flooding, earthquake, acts of God.

We do not intend to pay dividends in the foreseeable future; therefore, you may never see a return on your investment.

We do not anticipate the payment of cash dividends on our common stock in the foreseeable future. We anticipate that any profits from our operations will be devoted to our future operations. Any decision to pay dividends will depend upon our profitability at the time, cash available and other factors, and in the sole discretion of our Board of Directors.

Since we have not paid any dividends on our common stock and do not intend to do so in the future, a purchaser of our common stock will only realize a gain on their investment if the market price of our common stock increases.

We have never paid, and do not intend to pay, any cash dividends on our common Stock for the foreseeable future. The payment of cash dividends in the future, if any, will be at the discretion of our board of directors and will depend upon such factors as restrictions contained in our financing facilities, earnings levels, capital requirements, our overall financial condition, and any other factors deemed relevant by our board of directors. A purchaser of our common stock, in all likelihood, will only realize a profit on their investment if the market price of our common stock increases in value.

Our directors and officers have rights to indemnification.

The Delaware General Corporation Law provides that we will indemnify our directors and officers if they are a party to any civil or criminal action. This may discourage claimants from making claims against the directors and officers even if the claims have merit. The cost of indemnification could be high.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Sales of substantial amounts of our common stock in the public market could harm the market price of our common stock.

The sale of substantial amounts of our shares (including shares issuable upon exercise of outstanding options and warrants to purchase our common stock) may cause substantial fluctuations in the price of our common stock.  Because investors may be more reluctant to purchase shares of our common stock following substantial sales or issuances, the sale of shares in this offering could impair our ability to raise capital in the near term.

Your percentage ownership in us may be diluted by future issuances of capital stock, which could reduce your influence over matters on which stockholders vote.

Following the completion of this offering, our board of directors has the authority, without action or vote of our stockholders, to issue all or any part of our authorized but unissued shares of common stock, including shares issuable upon the exercise of options or under equity based incentive plans, or shares of our authorized but unissued preferred stock. Issuances of common stock or voting preferred stock would reduce your influence over matters on which our stockholders vote, and, in the case of issuances of preferred stock, likely would result in your interest in us being subject to the prior rights of holders of that preferred stock.

You will incur immediate dilution in the net tangible book value of your shares.

If you purchase shares in this offering, the value of your shares based on our actual book value will immediately be less than the price you paid. This reduction in the value of your equity is known as dilution. For more information, see “Dilution.”

We will have broad discretion in applying the net proceeds of this offering and may not use those proceeds in ways that will enhance the market value of our common stock.

We have significant flexibility in applying the net proceeds we will receive in this offering. We intend to use the proceeds from the sale of the common stock offered by this prospectus supplement to fund a portion of our seismic acquistion, for working capital, and general corporate purposes. See “Use of Proceeds” in this prospectus supplement. Our stock price could decline if the market does not view our use of the net proceeds from this offering favorably.

USE OF PROCEEDS

The net proceeds, after estimated expenses, to us from the sale of the common stock offered hereby will be approximately $1,460,000.  We intend to use the net proceeds of this offering to fund a portion of our seismic acquisition, for working capital, and general corporate purposes.  Depending on our circumstances at the time the net proceeds of this offering become available, if at all, we may use these net proceeds for purposes other than those described above.

PRICE RANGE OF COMMON STOCK

The following table presents the range of high and low sale prices of our common stock as reported on the NYSE Amex for the periods shown below:

	Sale Price Per
	Share
	High	Low
Year Ended June 30, 2010
First Quarter	$1.92	$0.38
Second Quarter (through November 11, 2009)	1.85	1.11
Year Ended June 30, 2009
First Quarter	0.71	0.23
Second Quarter	0.75	0.27
Third Quarter	1.25	0.40
Fourth Quarter	1.95	1.13
Year Ending June 30, 2008
First Quarter	2.73	1.10
Second Quarter	1.73	1.13
Third Quarter	2.84	1.54
Fourth Quarter	3.13	2.37

On November 11, 2009, the closing sale price for our common stock was $1.19 per share, as reported on the NYSE Amex.

DILUTION

Our tangible net book value as of June 30, 2009 was $4.3 million or $0.07 per share of common stock.  Net tangible book value per share is determined by dividing our tangible net worth, which is tangible assets less liabilities, by the total number of shares of our common stock outstanding on that date.  Without taking into account any other changes in our tangible net book value or common stock outstanding after June 30, 2009, other than to give affect to the sale of, and receipt of the estimated net proceeds from 1,578,948 shares of our common stock offered hereby at a purchase price of $0.95 per share, our as adjusted net tangible book value at June 30, 2009 would have been $5.7 million,  or $0.09 per share. This represents an immediate increase in net tangible book value to our existing stockholders of $0.02 per share and an immediate dilution of $0.86 per share which is the difference between the purchase price and the net tangible book value per share after the offering, to persons purchasing common stock at the purchase price. The following table illustrates the per share dilution:

Purchase price per share	$0.95
Net tangible book value per share as of June 30, 2009	$0.07
Increase in net tangible book value per share attributable to the sale of common stock in this offering	$0.02

Pro forma net tangible book value per share as of June 30, 2009 after this offering	$0.09

Dilution in net tangible book value per share to purchasers of common stock in this offering	$0.86

PLAN OF DISTRIBUTION

There is no requirement that any minimum number of securities or dollar amount of securities be sold in this offering and there can be no assurance that we will sell all or any of the securities being offered.

We are making this offering directly to the investor.  Our President and Chief Executive Officer, Ray Leonard, will participate in the sale of the offering pursuant to Rule 3a4-1(ii) under the Securities Exchange Act of 1934.

We currently anticipate that the closing of this offering will take place on or about November 17, 2009.  On the closing date, the following will occur:

•	we will receive funds in the amount of the aggregate purchase price; and

•	we will deliver the shares of common stock to the investor.

We estimate that total expenses payable by us in connection with this offering will be approximately $40,000.

We have agreed not to issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of common stock or equity-linked securities (other than under existing stock option plans) for 15 days following the closing date.

The transfer agent for our common stock is Fidelity Transfer Company.

Our common stock is quoted on the NYSE Amex under the symbol “HDY.”

EXPERTS

The consolidated financial statements of Hyperdynamics Corporation appearing in Hyperdynamics Corporation’s Annual Report on Form 10-K, as amended, for the fiscal year ended June 30, 2009, as of June 30, 2009 have been audited by GBH CPAs, PC, independent registered public accounting firm, and as of June 30, 2008 have been audited by Malone & Bailey, PC, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference.  Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Patton Boggs LLP.  As of the date of this prospectus supplement, Patton Boggs LLP and its attorneys owned in the aggregate approximately 300,000 shares of our common stock.

WHERE YOU CAN FIND INFORMATION ABOUT HYPERDYNAMICS

We file annual, quarterly and current reports, proxy statements and other information required by the Securities Exchange Act of 1934, as amended, or the Exchange Act, with the Securities and Exchange Commission, or the SEC.  You may read and copy any of these filed documents at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, DC 20549.  Please call the SEC at 1-800-SEC-0330 for further information. Our SEC filings are also available to the public from the SEC’s website at www.sec.gov.

Our Internet address is www.hyperdynamics.com.  We make available on our website, free of charge, our periodic and current reports, proxy and information statements and other information that we file with the SEC and amendments thereto as soon as reasonably practicable after we file such material with, or furnish such material to, the SEC, as applicable.  Information contained on our website is not a part of, and is not incorporated into, this prospectus supplement or the accompanying prospectus.

Whenever a reference is made in this prospectus supplement to any contract or other document of ours, you should refer to the exhibits that are a part of the registration statement that contained the accompanying prospectus for a copy of the referenced contract or document.  Statements contained in this prospectus supplement concerning the provisions of any contracts or other documents are necessarily summaries of those contracts or other documents, and each statement is qualified in its entirety by reference to the copy of the contract or other document filed with the SEC.

The SEC allows us to “incorporate by reference” into this prospectus supplement and accompanying prospectus information that we file with the SEC in other documents.  This means that we can disclose important information to you by referring you to other documents filed separately with the SEC.  The information that we incorporate by reference is considered to be part of this prospectus supplement and accompanying prospectus, and information that we file later with the SEC will automatically update and supersede the information contained in this prospectus supplement and accompanying prospectus.  In all cases, you should rely on the later information over different information included in this prospectus supplement and accompanying prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We incorporate by reference the documents listed below and all future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of the offering covered by this prospectus supplement, except to the extent that any information contained in such filings is deemed “furnished” in accordance with SEC rules, including, but not limited to, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K including related exhibits:

•
Our Annual Report on Form 10-K for the fiscal year ended June 30, 2009 filed with the SEC on September 30, 2009 and Amendment No. 1 to the Annual Report on Form 10-K/A for the fiscal year ended June 30, 2009, filed with the SEC on October 28, 2009;

•
Our Current Reports on Form 8-K filed with the SEC on July 6, 2009, July 8, 2009, July 13, 2009, August 3, 2009, September 2, 2009, September 15, 2009, October 2, 2009, October 15, 2009, October 16, 2009, and October 19, 2009;

•	The description of our capital stock contained in our Registration Statement on Form 8-A filed with the SEC on April 29, 2005.

On the written or oral request of each person, including any beneficial owner, to whom a copy of this prospectus is delivered, we will provide, without charge, a copy of any or all of the documents incorporated in this prospectus or in any related prospectus supplement by reference, except the exhibits to those documents, unless the exhibits are specifically incorporated by reference.

Written requests for copies should be directed to One Sugar Creek Center Blvd., #125, Sugar Land, Texas 77478, Attention:  Jason Davis.  Telephone requests for copies should be directed to voice:  (713) 353-9400, fax:  (713) 353-9421.

HYPERDYNAMICS CORPORATION

1,578,948 Shares

Common Stock

PROSPECTUS SUPPLEMENT

November 12, 2009

Filed pursuant to Rule 424b(3)
SEC File Number 333-148287

PROSPECTUS

HYPERDYNAMICS CORPORATION

One Sugar Creek Center Blvd., #125
Sugar Land, Texas 77478
voice: (713) 353-9400    fax: (713) 353-9421

$50,000,000

Shelf Offering of Common Stock, Warrants, Debt Securities and Preferred Stock.

______________________

544,000 Shares of Common Stock to be sold by the Selling Stockholder.

We may offer and sell an indeterminate number of shares of our common stock, warrants, debt securities and preferred stock from time to time under this prospectus, up to an aggregate offering price of $50,000,000. We may offer these securities separately or as units, which may include combinations of the securities. We will describe in a prospectus supplement the securities we are offering and selling, as well as the specific terms of the securities.

We may offer these securities in amounts, at prices and on terms determined at the time of offering. We may sell the securities directly to you, through placement agents we select, or through underwriters and dealers we select. If we use placement agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement.

You should read this prospectus and any prospectus supplement, together with additional information described under the heading "Where You Can Find More Information," before you make your investment decision.

The Selling Stockholder may sell its shares of common stock in public or private transactions at any time and from time to time.  We will not receive any proceeds from the sale of common stock by the Selling Stockholder.  We received $544,000 as the exercise price when the Selling Stockholder exercised its warrants.

Our common stock trades on the American Stock Exchange under the symbol "HDY." On December 18, 2007, the closing price for our common stock, as reported on the American Stock Exchange, was $1.68 per share.

There is no minimum amount to be raised in this offering.  We, and any underwriters or placement agents that we may engage in the future, are not required to sell any specific number or dollar amount of securities but will use their best efforts to sell the securities offered.

All funds that you invest this offering will become immediately available to us and subject to the risks of our business.

We may pay sales commissions to underwriters or placement agents that are registered broker-dealers.  These sales commissions will not exceed 10% of the funds invested.  We may negotiate additional in-kind sales commission such as underwriters or placement agent warrants in amounts to be determined.  We may also pay to underwriters or placement agents engagement fees and their expenses in amounts to be determined.

At such time, and at each time, we offer a specific amount of the securities registered herein, we will prepare a prospectus supplement which may update the information contained herein.

Investing in our common stock involves certain risks. See "Risk Factors" on page 22 herein, and "Risk Factors" as may be included in a prospectus supplement and as  included in our periodic reports incorporated into this prospectus by reference.

You should read the entire prospectus, including a prospectus supplement and the reports and other documents incorporated herein by reference, carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is February 12, 2008

Dealer Prospectus Delivery Obligation

Until ________  ____ , 2008, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PROSPECTUS SUMMARY

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a shelf registration process, and for the Selling Stockholder. Under the shelf registration process, we may offer shares of our common stock, preferred stock, various series of debt securities and warrants to purchase any of such securities with a total value of up to $50,000,000 from time to time under this prospectus at prices and on terms to be determined by market conditions at the time of offering.

This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities pursuant to this prospectus, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities, including, to the extent applicable:

•	designation or classification;

•	aggregate principal amount or aggregate offering price;

•	maturity;

•	original issue discount, if any;

•	rates and times of payment of interest, dividends or other payments, if any;

•
conversion, exercise, exchange or settlement prices or rates, if any, and, if applicable, any expiration date and any provisions for changes to or adjustments in the conversion, exchange or settlement prices or rates and in the securities or other property receivable upon conversion, exchange or settlement;

•	ranking;

•	restrictive covenants, if any;

•	voting or other rights, if any; and

•	important federal income tax considerations.

A prospectus supplement may include a discussion of risks (in addition to those risks stated herein) or other special considerations applicable to us or the offered securities. A prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you must rely on the information in the prospectus supplement. Please carefully read both this prospectus and the prospectus supplement together with additional information described under the heading "Incorporation of Certain Information by Reference." This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC website or at the SEC's public reading room referred to under the heading "Where You Can Find More Information."

We have not authorized any broker-dealer, salesperson or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and the accompanying supplement to this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or the accompanying prospectus supplement. This prospectus and the accompanying supplement to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy securities, nor does this prospectus and the accompanying supplement to this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation. The information contained in this prospectus and any accompanying prospectus supplement speaks only as of the date set forth on the cover page and may not reflect subsequent changes in our business, financial condition, results of operations and prospects even though this prospectus and any accompanying prospectus supplement is delivered or securities are sold on a later date.

We may sell the securities directly, or to or through underwriters, dealers or placement agents.  We, and our underwriters or placement agents, reserve the right to accept or reject all or part of any proposed purchase of securities. If we do offer securities through underwriters or placement agents, we will include in the applicable prospectus supplement:

•	the names of those underwriters or placement agents;

•	pplicable fees, discounts and commissions to be paid to them;

•	details regarding over-allotment options, if any; and

•	the net proceeds to us.

We may sell the securities through an underwriter or placement agent to be selected at a later date, or, pursuant to Exchange Act of 1934 Rule 3a4-1(a)4(ii) by our CEO Kent Watts.

We may sell and issue the shelf offering securities:

•	For cash;

•	Upon conversion of our convertible debt;

•	Upon conversion of our convertible preferred stock;

•	Upon conversion of our convertible debentures;

•	Upon conversion of our convertible securities;

•	Upon exercise of our options;

•	Upon exercise of our warrants;

•	In exchange for assets;

•	In exchange for extinguishment of debt;

•	In exchange for settlement of disputes;

•	In exchange for goods; or,

•	In exchange for services.

 The Selling Stockholder may sell its shares of common stock in public or private transactions at any time and from time to time.  See, Plan of Distribution.

Common Stock. We may issue shares of our common stock from time to time. Holders of our common stock are entitled to one vote per share for the election of directors and on all other matters that require stockholder approval. Except as otherwise provided by law, and subject to any voting rights provided to holders of outstanding or to be issued preferred stock, holders of common stock have voting rights on all matters requiring a vote of stockholders. Holders of common stock are not entitled to vote cumulatively for the election of directors.

Subject to any preferential rights of any outstanding preferred stock, holders of common stock have a right to receive dividends when and if declared by our board of directors out of funds legally available. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in the assets remaining after payment of liabilities and the liquidation preferences of any outstanding preferred stock.

Our common stock does not carry any preemptive rights enabling a holder to subscribe for, or receive shares of, any class of our common stock or any other securities convertible into shares of any class of our common stock, or any redemption rights.

Preferred Stock. We may issue shares of our preferred stock from time to time, in one or more series. Under our certificate of incorporation, our board of directors has the authority, without further action by stockholders, to designate shares of preferred stock in one or more series and to fix the rights, preferences, privileges, qualifications and restrictions granted to or imposed upon the preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preference and sinking fund terms, any or all of which may be greater than the rights of the common stock.

If we issue preferred stock, we will fix the rights, preferences, privileges, qualifications and restrictions of the preferred stock of each series that we sell under this prospectus and applicable prospectus supplements in the certificate of designation relating to that series. If we issue preferred stock, we will incorporate by reference into the registration statement of which this prospectus is a part the form of any certificate of determination that describes the terms of the series of preferred stock we are offering before the issuance of the related series of preferred stock. We urge you to read the prospectus supplement related to any series of preferred stock we may offer, as well as the complete certificate of determination that contains the terms of the applicable series of preferred stock.

Debt Securities. We may issue debt securities from time to time, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. The senior debt securities will rank equally with any other unsubordinated debt that we may have and may be secured or unsecured. The subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner described in the instrument governing the debt, to all or some portion of our indebtedness. Any convertible debt securities that we issue will be convertible into or exchangeable for our common stock or other securities of ours. Conversion may be mandatory or at the holder's option and would be at prescribed conversion rates.

If we issue debt securities, they may be issued under one or more documents called indentures, which are contracts between us and a trustee for the holders of the debt securities. We urge you to read the prospectus supplement related to the series of debt securities being offered, as well as the complete indenture that contains the terms of the debt securities. If we issue debt securities, indentures and forms of debt securities containing the terms of debt securities being offered will be incorporated by reference into the registration statement of which this prospectus is a part.

We will issue non-convertible debt in this offering only if such non-convertible debt at the time of sale has an investment grade rating.  At the present time, we do not qualify for an investment graded rating.

Warrants. We may issue warrants for the purchase of common stock, preferred stock and/or debt securities in one or more series, from time to time. We may issue warrants independently or together with common stock, preferred stock and/or debt securities (i.e., "units"), and the warrants may be attached to, separable from or separate from those securities.

If we issue warrants, they will be evidenced by warrant certificates issued under one or more warrant agreements, which are contracts between us and you or an agent for the holders of the warrants. We urge you to read the prospectus supplement related to any series of warrants we may offer, as well as the complete warrant agreement and warrant certificate that contain the terms of the warrants. If we issue warrants, forms of warrant agreements and warrant certificates relating to warrants for the purchase of common stock, preferred stock and debt securities will be incorporated by reference into the registration statement of which this prospectus is a part.

ABOUT HYPERDYNAMICS

We explore for and produce oil and gas. We are active in onshore exploration, drilling and production in Louisiana. Our gross production in November, 2007 from our Louisiana oil leases was approximately 3,400 barrels of oil.

We have a production sharing contract with the Republic of Guinea covering an offshore concession upon which we have conducted extensive geophysical seismic testing and geochemical testing.

General

Hyperdynamics Corporation is among the most unique emerging independent oil and gas exploration and production companies in the world today.  We own exclusive rights for exploration and exploitation of oil and gas in a 31,000 square mile concession off the coast of the Republic of Guinea in West Africa.  We entered the oil and gas industry in 2002 under difficult economics with the price of oil at less than $20 per barrel. We nevertheless considered the hydrocarbon potential in Guinea, West Africa to be a good opportunity and we made a proposal to Guinea, which was accepted, to perform a new regional study of their offshore territory.  The worldwide demand for oil has increased over the last several years and is anticipated to continue to increase.  We are continuing our exploration work with a goal to enhance our potential to discover world class reserves offshore Guinea.

In addition to our Guinea concession, we hold working interests in several oil and gas properties in Northeast Louisiana.  At June 30, 2007, we had 25,133 BOE of proven reserves related to these Louisiana properties.  In addition, on July 1, 2007, we acquired an 85% working interest in approximately 20 producing wells and 1,150 acres of oil and gas leases in Louisiana.  These properties are subject to overriding royalty interests of up to 27.46%. In addition, the seller, who will remain the operator of the properties, retained a 15% working interest; however, we are required to pay 100% of the working interest expenses up to $4,000,000 by December 2008 (if the operator of the Louisiana oil properties requests such funds), after which expenses will be shared according to the parties' working interest.  We plan to continue acquiring and developing proved reserves on a global basis

We operate two business segments, domestic and international, under the structure of five separate corporations as follows:

HDY	"Hyperdynamics Corporation" is the parent company listed on the American Stock Exchange under the stock symbol "HDY".

HYDR
"HYD Resources Corporation" is a subsidiary that handles all of our oil and gas operations in Louisiana. HYDR owns a work-over rig and oil field maintenance equipment. HDY owns 100% of HYDR.  HYDR is our business segment that explores for and produces oil in Louisiana.

TPC	"Trendsetter Production Company" is an authorized oil and gas operator in Louisiana. TPC is owned 100% by HYDR and is in our HYDR business segment.

SCS
"SCS Corporation" is a subsidiary engaged in oil and gas exploration activities located offshore Guinea, West Africa. HDY owns 100% of SCS. "SCS" is the name of a business segment of HDY that is composed of our oil and gas exploration activity in Guinea.

SCSG
"SCS Corporation Guinee SARL" is a Guinea limited liability company located in Conakry, Guinea. We own 100% of SCSG, which was formed to manage the business associated with our 2006 Production Sharing Contract in Guinea (the "2006 PSC").  SCSG is owned 100% by SCS and is part of our SCS business segment operating in Guinea.

Guinea Production Sharing Contract

On September 22, 2006, after approximately thirteen months of negotiations, the Republic of Guinea and our wholly owned subsidiary, SCS Corporation signed a new 2006 Production Sharing Contract ("2006 PSC"). This new contract reset the entire exploration program for Guinea and recognized SCS Corporation for the work it had accomplished since 2002.  The contract was filed as an exhibit attached to the company's 8K filed on September 28, 2006.

The 2006 PSC gives us exclusive rights to explore and develop approximately 31,000 square miles off the coast of Guinea. Certain provisions of the contract would require us to surrender 64% (approximately 20,000 square miles) of the contract area upon the passage of a "Project of Law", a Presidential Decree and a Supreme Court ruling.  The area ultimately surrendered would be selected by Hyperdynamics, but we would retain a priority non-exclusive right to participate in the development of the surrendered contract area. Although the 2006 PSC is a legally binding contract under Guinea's 1986 Petroleum Code, the process of passing a law, obtaining a Presidential Decree and a Supreme Court ruling effectively codifies the 2006 PSC into Guinea law, thereby strengthening our concession within the contract area. Furthermore, we expect, through the priority, non-exclusive rights granted in the 2006 PSC, to continue our participation in the surrendered contract area and still have exclusive rights to the remaining 36% (approximately 11,000 square miles of the contract area). Until the passages of the events mentioned above, we retain the exclusive right to explore and exploit 100% of the 31,000 square mile concession. As such, we expect to continue aggressively pursuing our exploration efforts within the concession.

The minimum rights that we will maintain going forward include:

a)
Exclusive Rights for exploration, development, and production for approximately 11,000 square miles of our choosing from the total contract area consisting of 31,000 square miles. All benefits and obligations surrounding these minimum exclusive rights are determined by the provisions of the 2006 PSC; and

b)
Priority non-exclusive right to participate in any other development of the area not retained  by us in (a) above or in the area which exclusive rights are surrendered and which totals approximately 20,000 square miles from the original contract area of 31,000 square miles. The ultimate benefits to us regarding these rights could be controlled by several factors. We could negotiate additional contracts on a priority basis or participate with others on an equal basis, both of which could be controlled by new agreements that we negotiate.

Thus, if and when any surrender occurs as explained above, the non-exclusive priority participation rights do not prevent us from acquiring additional exclusive rights in the surrendered area directly from Guinea on a priority basis through additional contracts. Short of entering into any additional exclusive contracts, we will have the priority non-exclusive right to participate on an equal basis with anyone else within the resulting 20,000 square mile nonexclusive area surrendered.

The Exclusive Rights allow us to develop the exclusive contract area at our discretion and expense subject to the terms and conditions of the 2006 PSC. Some of the major terms to the 2006 PSC are that the Royalty to the Government will be 10%.  The cost recovery percentage available to us is 75% of production after the 10% Government Royalty.

After we recover our costs, our share of production is based on a sliding scales based on daily production.  Our minimum share of production is 40% for high daily production scenarios (e.g., 100,001 barrels of oil per day or more), and up to 75% share of production for lesser production scenarios (e.g., less than 2,001 barrels of oil per day or less) all as set forth in the 2006 PSC.

The exploitation period(s) for each area specified as an exploitation area will be for 25 years with two ten year automatic extensions available for a total of 45 years. Each well in the exploitation area will have its own exploitation period.

The first exploration period of the 2006 PCS runs for two years from the date of the 2006 PSC, with two automatic extensions. In the first exploration period we are required to acquire, evaluate, and analyze 2D or 3D seismic with an estimated minimum expenditure of $10 million. The second exploration period begins at the end of the first exploration period and runs for 4 years with an automatic extension of 4 years. In the second exploration period we are required to acquire additional 2D or 3D seismic, evaluate it and analyze it with an estimated minimum cost of $6MM, and drill two exploration wells for an estimated minimum cost of $15 million to $20 million each and minimum well depth of 2,500 meters from the surface of the water.  The fulfillment of the work scope during each exploration period relieves us from any minimum expenditure obligation. The exploitation period(s) for each exploitation area (as specified) will be for 25 years with two ten year automatic extensions available for a total of 45 years. Each well in the exploitation area will have its own exploitation period.

Primary Multi-Channel Exploration Strategies

Our business plan incorporates a multi-channel approach to exploring and developing our extensive contract area. We will continue on our own to perfect drilling targets and ultimately implement a drilling program on one or more of our targets.  Simultaneously, we will continue to consider the possibility for exploration partners to work with us on all or parts of our concession.  We are currently in the process of hiring internal staff to match up with the development requirements of our Guinea asset.

While on an ongoing basis we intend to maintain an open invitation to oil companies as possible partners for joint exploration and development, we are not relying on such partnerships to move our exploration efforts forward.  As indicated by our multi-channel business plan strategy, we recognize that certain Guinea industries (such as the aluminum industry) are dependent on natural gas and we are evaluating special programs to help accelerate natural gas discovery within our concession.

Political Climate, U.S. Interests, and Social Responsibility in Guinea

We have made substantial investments in our Guinea operations through our wholly-owned subsidiary SCSG, which was established in 2005. In addition, our Chief Executive, Kent Watts, and our Vice President of Guinea Affairs, Famourou Kourouma have made substantial social investments to establish goodwill among the Guinea people and its government.  Our board of directors has recognized a serious need for making investments in socially responsible programs benefiting the people of Guinea.  We have implemented a public relations program to educate the Guinea people and its government about the importance of their petroleum resources and our role in helping Guinea realize the benefits from exploiting these resources. Guinea is an emerging democracy and it has unique social, political and economic challenges.  Public opinion strongly influences the political decision-making process.    Therefore, our public relations and social programs will remain a strong strategy to maintain a positive public opinion about us in Guinea.

While we see a need for strong public relations and socially responsible programs, we have also worked very hard to develop a close working relationship with our government and the U.S. embassy in Guinea.   We have worked with the outgoing Ambassador Jackson McDonald and now we are beginning to work with the newly appointed Ambassador Phillip Carter.  We communicate with the State Department of the U.S. government so that they are fully informed as to our legal position, contractual rights, and any potential problems that arise. Additionally, in the last several months, we have begun the process of raising awareness among government officials in the U.S. congress about our efforts and our potential to discover world class oil resources offshore Guinea. To achieve that end, we engaged the firm of Patton Boggs as our lobbyist firm in Washington DC. The lobbying firm has assisted us in coordinating our efforts to interface with the governments of Guinea and the United States.

Current and Future Exploration Programs Off the Coast of Guinea

Our 2007 work program includes the new acquisition and study of: aeromagnetic and gravity survey data; additional 2-D seismic survey data; and the acquisition and analysis of oil seeps.  We have acquired approximately 5,000 kilometers of proprietary 2-D seismic data from previous exploration programs that occurred in 2002 and 2003.  These studies comprise a large knowledge base concerning the Guinean Offshore.  The 2007 work program is an important step toward fulfillment of the work requirements under the 2006 PSC. This work period requires us to acquire, process, and interpret new seismic in a scientific process to result in exploration well targets we are ready to drill.  We have been studying the available data with members of the international petroleum community and will continue to work to better identify and confirm the numerous hydrocarbon plays and leads, with the ultimate goal of defining drillable prospects.  The possible plays and leads identified included the Guinea-Bissau salt province, shelf carbonate build-ups, Paleozoic tilted fault blocks, Mesozoic half grabens, deltas and turbidites along with tertiary channel sands.

Our geoscientists believe that the path to identifying actual drilling targets will include the acquisition of both new 2-D and 3-D seismic data and subsequent processing and interpretation of this data.  Our exploration program will culminate with a design for this seismic acquisition program that is based the foundation of technical knowledge we have obtained thus far. From this data acquisition program design, we can move aggressively forward towards our goal of an exploratory drilling program.

New Producing Properties Purchased in Louisiana

On July 1, 2007, pursuant to the Working Interest Purchase Agreement between Rabb Resources Limited, Rabb Contracting Company, LLC, Claude L. Rabb (collectively, "RABB"), and our subsidiaries HYDR and TPC, we acquired an 85% working interest in approximately 20 producing wells and 1,150 acres of oil and gas leases in Louisiana.  The purchase was effective June 12, 2007.  The properties purchased under this agreement are subject to overriding royalty interests of up to 27.46%. In addition, the seller, who will remain the operator of the properties, retained a 15% working interest. However, Hyperdynamics will pay 100% of the working interest expenses, including work-over and new development costs, up to $4,000,000 by December 2008 (if the operator of the Louisiana oil properties requests such funds).  Subsequent working interest expenses are shared according to the working interest.  We are continuing our  work to increase this production.

While the company continues to explore its major asset offshore West Africa, we continue our strategy to increase the company's production revenues to provide positive cash flow from operations, cover corporate overhead, and allow the company to make a profit on an operating basis.

History of the Company's Concession Offshore the Republic of Guinea, West Africa

In early 2002, SCS management began to evaluate the viability of an oil and gas concession off the coast of The Republic of Guinea, West Africa ("Guinea"). After SCS's review of older seismic data collected from that concession, we decided that the concession provided a good business opportunity. We negotiated various agreements to revitalize the exploration work in the region. We are currently operating under the 2006 PSC.   From the inception of our involvement in Guinea, we, in conjunction with certain key vendors, have accomplished critical exploration work including:

(1)           a 1,000 kilometer 2-D seismic data shoot, the processing of the seismic data acquired, and the evaluation of that data and data that had been acquired in the past.

(2)           a 4,000 kilometer 2D seismic data shoot, the processing of the seismic data acquired, and the evaluation of that data and data that had been acquired in the past.

(3)           Acquisition and geochemical analysis of core samples from the concession area, performed by TDI - Brooks, and a satellite seeps study performed by Infoterra

(4)           Third party interpretation and analysis of our seismic data, performed by Petroleum Geophysical Services ASA, a Norwegian seismic company.

(5)           Reconnaissance within Guinea to evaluate drilling infrastructure, support services, and the operating environment, performed by Applied Drilling Technologies (Global Santa Fe)

History of HYDR's Domestic Oil Field Service and Production

In April 2004, we acquired HYD Resources Corporation. At the time of the acquisition, HYD Resources Corporation had approximately $375,000 worth of oil field equipment and other assets. HYD Resources Corporation also had no prior history of operations. HYD Resources Corporation currently engages in oil and gas exploration and production within the United States. Thus far, all of our activity is in Louisiana.

In January 2005, Hyperdynamics acquired an inactive company from the former owners of HYD Resources Corporation named Trendsetter Production Company ("TPC"). TPC is an authorized operator in the state of Louisiana. This immediately made us an oil and gas operator.

We evaluate the performance of these two companies (HYD Resources Corporation and Trendsetter Production Company) as a single business unit through our business segment named HYD Resources ("HYDR").

In the last fiscal year, we have endeavored to improve our operating efficiency through improvements to production infrastructure and service capability. During this same time, we sold approximately 21,142 barrels of oil as compared to 14,091 barrels in the previous fiscal year.  The increased volume is attributable to workover of existing wells and improvements to the lease infrastructure.

Going forward, HYDR plans to continue performing work to improve its production on its existing leaseholds and drill new development wells on these leases to most fully exploit the production potential. We are also evaluating new opportunities such as acquiring additional shallow production acreage in areas that have previously or are currently producing oil, drilling new wells on acquired properties, re-completing wells that have produced in the past, and updating the related production facilities associated with those wells.

Employees and Independent Contractors

We currently have 23 full time employees and two part time employees. Additionally, we use independent contractors to minimize fixed overhead. No employees are represented by a union. We believe that our labor relations are good.

Alliance Partnerships, Key Vendors and Technical Certifications

Our oil industry vendors include the following:

Spectrum Geophysical Processing Company ("Spectrum") provides professional seismic data processing services. Spectrum is a member of a UK registered group of companies providing seismic data processing, nonexclusive surveys and electronic data management services to a wide range of international clients. Spectrum has its headquarters in Woking, England, with operational centers in Houston and Cairo.

Petroleum Geophysical Services ASA ("PGS") provides seismic acquisition and independent data interpretation services. PGS provides a broad range of seismic and reservoir services, including data acquisition, processing and interpretation. PGS operates on a worldwide basis with headquarters in Oslo, Norway.

TDI-Brooks International ("TDI") provides geochemical core analysis of our concession.  TDI is the recognized leader in offshore surface geochemical exploration and heat flow measurement.

GlobalSantaFe Corporation is a leading provider of offshore oil and gas drilling and drilling management services. The company owns or operates a mobile fleet of marine drilling rigs that operates in major drilling regions around the world, including premium and heavy-duty, harsh-environment jackups, semisubmersibles, and dynamically positioned ultra-deepwater drillships. More information can be found at www.globalsantafe.com .

IHS Energy provides a comprehensive suite of information services to the oil and gas industry - from well and production data to economic and consulting products and services. Energy segment services and solutions support oil and gas professionals as they evaluate subsurface issues related to geology, technology, and reserves potential, and as they assess the economic impact of political, fiscal and environmental risks. IHS helps its customers make informed decisions quickly, while managing and understanding the risks associated with finding and producing oil and gas. With 17 technical teams positioned worldwide and proficiencies in 42 languages, IHS covers the petroleum industry in over 90 countries.

In September 2007, a delegation representing the President of Guinea visited our office in Houston, Texas for a technical briefing on our exploration plans.   In December 2007, the President of Guinea invited us to make a presentation and technical briefing in Guinea.

SUBSEQUENT EVENTS

On December 10, 2007, in a meeting in Guinea with the Secretary General of the Office of the President of Guinea, we were advised that the President of Guinea has taken an active role in the oversight of our 2006 Production Sharing Contract (the "2006 PSC") and that the Guinea government was making changes that would streamline the administration of the 2006 PSC.  We have not yet been advised of the nature of the changes.

AVAILABLE INFORMATION

We are currently subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). We file periodic reports, proxy materials and other information with the Securities and Exchange Commission (the "Commission"). In addition, we will furnish stockholders with annual reports containing audited financial statements certified by our independent accountants and interim reports containing unaudited financial information as may be required.  We will provide without charge to each person who receives a copy of this prospectus, upon written or oral request, a copy of any information that is incorporated by reference in this prospectus (not including exhibits to the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference). Such request should be directed to: Kent Watts, Hyperdynamics Corporation, One Sugar Creek Center Blvd., #125, Sugar Land, Texas 77478, voice: (713) 353-9400, fax: (713) 353-9421. Our Web site is www.hypd.com ..

We provide free of charge on our Web site our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable.

We have filed with the Commission a Registration Statement under the Securities Act of 1933, as amended (the "Securities Act") with respect to the securities offered by this prospectus. This prospectus does not contain all of the information set forth in the Registration Statement, parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to us and this offering, reference is made to the Registration Statement, including the exhibits filed therewith, that may be inspected without charge at the public reference room maintained by the Commission at 100 F Street N.E., Washington , D.C. 20549, tel. 1-800-SEC-0330. Copies of such material may also be obtained from the Public Reference Section of the Commission at 100 F Street N.E., Washington , D.C. 20549.

The Web site of the Commission is www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. Visitors to the Commission's Web site may access such information by searching the EDGAR database.

INFORMATION ABOUT
FORWARD-LOOKING STATEMENTS

Some of the statements contained in this prospectus, including, without limitation, statements containing the words "believes," "anticipates," "expects," and other words of similar import, are "forward-looking statements." Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance, or achievements expressed or implied by forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on forward-looking statements.

RISK FACTORS

You should carefully consider the following risk factors before purchasing our common stock. The risks and uncertainties described below are not the only ones we face. There may be additional risks and uncertainties that are not known to us or that we do not consider to be material at this time. If the events described in these risks occur, our business, financial condition and results of operations would likely suffer. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements. This section discusses the risk factors that might cause those differences.

Risks about the Oil and Gas Industry

OIL AND GAS PRICES ARE VOLATILE.

Our revenues, cash flow, operating results, financial condition and ability to borrow funds or obtain additional capital depend substantially on the prices that we receive for oil and gas production. Declines in oil and gas prices may adversely affect our financial condition, liquidity, ability to obtain financing and operating results. Lower oil and gas prices also may reduce the amount of oil and gas that we can produce economically. High oil and gas prices could preclude acceptance of our business model. Depressed prices in the future could have a negative effect on our future financial results. Historically, oil and gas prices and markets have been volatile, with prices fluctuating widely, and they are likely to continue to be volatile. Prices for oil and gas are subject to wide fluctuations in response to relatively minor changes in supply and demand, market uncertainty and a variety of additional factors that are beyond our control. These factors include:

-	the domestic and foreign supplies of oil;

-	the level of consumer product demand;

-	weather conditions;

-	political conditions in oil producing regions, including the Middle East;

-	the ability of the members of the Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls;

-	the price of foreign imports;

-	actions of governmental authorities;

-	domestic and foreign governmental regulations;

-	the price, availability and acceptance of alternative fuels;

-	overall economic conditions.

These factors and the volatile nature of the energy markets make it impossible to predict with any certainty future oil and gas prices. Our inability to respond appropriately to changes in these factors could negatively affect our profitability.

INVESTMENT IN THE OIL AND GAS BUSINESS IS RISKY.

Oil and gas exploration and development are inherently speculative activities. There is no certain method to determine whether or not a given lease will produce oil or gas or yield oil or gas in sufficient quantities and quality to result in commercial production. There is always the risk that development of a lease may result in dry holes or in the discovery of oil or gas that is not commercially feasible to produce. There is no guarantee that a producing asset will continue to produce. Because of the high degree of risk involved, there can be no assurance that we will recover any portion of our investment or that our investment in leases will be profitable.

THERE ARE DRILLING AND OPERATIONAL HAZARDS.

The oil and gas business involves a variety of operating risks, including:

-	blowouts, cratering and explosions;

-	mechanical and equipment problems;

-	uncontrolled flows of oil and gas or well fluids;

-	fires;

-	marine hazards with respect to offshore operations;

-	formations with abnormal pressures;

-	pollution and other environmental risks;

-	natural disasters.

Any of these events could result in loss of human life, significant damage to property, environmental pollution, impairment of our operations and substantial losses. Locating pipelines near populated areas, including residential areas, commercial business centers and industrial sites, could increase these risks. In accordance with customary industry practice, we will maintain insurance against some, but not all, of these risks and losses. The occurrence of any of these events not fully covered by insurance could have an adverse effect on our financial position and results of operations.

WE ARE SUBJECT TO GOVERNMENTAL REGULATIONS.

Oil and gas operations in the United States are subject to extensive government regulation and to interruption or termination by governmental authorities on account of ecological and other considerations. The Environmental Protection Agency of the United States and the various state departments of environmental affairs closely regulate gas and oil production effects on air, water and surface resources. Furthermore, proposals concerning regulation and taxation of the gas and oil industry are constantly before Congress. It is impossible to predict future proposals that might be enacted into law and the effect they might have on us. Thus, restrictions on gas and oil activities, such as production restrictions, price controls, tax increases and pollution and environmental controls may have an adverse effect on us.

THE OIL AND GAS INDUSTRY IS SUBJECT TO HAZARDS RELATED TO POLLUTION AND ENVIRONMENTAL ISSUES.

Hazards in the drilling and/or the operation of gas and oil properties, such as accidental leakage or spillage, are sometimes encountered. Such hazards may cause substantial liabilities to third parties or governmental entities, the payment of which could adversely affect our liquidity or result in the loss of our leases. Although it is anticipated that insurance will be obtained by third party operators for our benefit, we may be subject to liability for pollution and other damages due to environmental events which cannot be insured against due to prohibitive premium costs, or for other reasons. Environmental regulatory matters also could increase substantially the cost of doing business, may cause delays in producing oil and gas or require the modification of operations in certain areas.

Our operations are subject to numerous stringent and complex laws and regulations at the Federal, state and local levels governing the discharge of materials into the environment or otherwise relating to environmental protection. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal penalties, the imposition of remedial requirements, and the imposition of injunctions to force future compliance.

The Oil Pollution Act of 1990 and its implementing regulations impose a variety of requirements related to the prevention of oil spills, and liability for damages resulting from such spills in United States waters. OPA 90 imposes strict joint and several liability on responsible parties for oil removal costs and a variety of public and private damages, including natural resource damages. While liability limits apply in some circumstances, a party cannot take advantage of liability limits if the spill was caused by gross negligence or willful misconduct or resulted from violation of a Federal safety, construction or operation regulation. If a party fails to report a spill or to cooperate fully in a cleanup, liability limits likewise do not apply. Even if applicable, the liability limits for offshore facilities require the responsible party to pay all removal costs, plus up to $75 million in other damages. For onshore facilities, the total liability limit is $350 million. OPA 90 also requires a responsible party at an offshore facility to submit proof of its financial ability to cover environmental cleanup and restoration costs that could be incurred in connection with an oil spill.

The Comprehensive Environmental Response, Compensation, and Liability Act, also known as the "Superfund" law, and analogous state laws impose joint and several liability on certain classes of persons that are considered to have contributed to the release of a "hazardous substance" into the environment. These parties include the owner or operator of the site where the release occurred, and those that disposed or arranged for the disposal of hazardous substances found at the site. Responsible parties under CERCLA may be subject to joint and several liability for remediation costs at the site, and may also be liable for natural resource damages. Additionally, it is not uncommon for neighboring landowners and other third parties to file tort claims for personal injury and property damage allegedly caused by hazardous substances released into the environment.

State and local statutes and regulations require permits for drilling operations, drilling bonds and reports concerning operations. In addition, there are state statutes, rules and regulations governing conservation matters, including the unitization or pooling of oil and gas properties, establishment of maximum rates of production from oil and gas wells and the spacing, plugging and abandonment of such wells. Such statutes and regulations may limit the rate at which oil and gas could otherwise be produced from our properties and may restrict the number of wells that may be drilled on a particular lease or in a particular field.

Risks About Our Business

GEOPOLITICAL INSTABILITY.

We conduct business in Guinea, which is in a region of the world where there have been recent civil wars, revolutionary wars, and internecine conflicts. Although Guinea is a peaceful nation, external or internal political forces could potentially create a political or military climate that might cause a change in political leadership or the outbreak of hostilities. Such a change could result in our having to cease our Guinea operations and result in the loss or delay of our rights under the 2006 PSC.

GEOPOLITICAL POLITICS.

We entered into a 2006 Production Sharing Contract with the Republic of Guinea ("2006 PSA").  The government of the Republic of Guinea could unlawfully terminate this contract.

WE MAY HAVE WRITE DOWNS OF OUR ASSETS DUE TO PRICE VOLATILITY.

SEC accounting rules require us to review the carrying value of our oil and gas properties on a quarterly basis for possible write down or impairment. Under these rules, capitalized costs of proved reserves may not exceed a ceiling calculated at the present value of estimated future net revenues from those proved reserves. Capital costs in excess of the ceiling must be permanently written down. A decline in oil and natural gas prices could cause a write down which would negatively affect our net income.

ESTIMATES OF OIL AND GAS RESERVES ARE UNCERTAIN AND MAY VARY SUBSTANTIALLY FROM ACTUAL PRODUCTION.

We do not have any reserve reports or geology or petroleum engineering reports related to our foreign property. We do have a third-party reserve report for our Louisiana properties. There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting future rates of production and timing of expenditures, including many factors beyond our control. A reserve report is the estimated quantities of oil and gas based on reports prepared by third party reserve engineers. Reserve reporting is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact manner. The accuracy of any reserve estimate is a function of the quality of available geological, geophysical, engineering and economic data and the precision of engineering and judgment. As a result, estimates of different engineers often vary. The estimates of reserves, future cash flows and present value are based on various assumptions, including those prescribed by the SEC relating to oil and natural gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds, and are inherently imprecise.

THE UNAVAILABILITY OR HIGH COST OF DRILLING RIGS, EQUIPMENT, SUPPLIES, PERSONNEL AND OILFIELD SERVICES COULD ADVERSELY IMPACT US.

Drilling activity offshore Guinea will require that we have access to an offshore drilling rig. Either unavailability, shortages or increases in the cost of drilling rigs, equipment, supplies or personnel could delay or adversely affect our Guinea operations. There can be no assurance that we will be able to obtain the necessary equipment or that services will be available at economical prices.

FAILURE TO FIND OIL AND GAS.

We may not be able to find oil and gas in commercial quantities, and if not, our future revenue potential would be substantially reduced.

WE MAY BE UNABLE TO ACQUIRE OIL AND GAS LEASES.

To engage in oil and gas exploration, we must first acquire rights to conduct exploration and recovery activities on identified prospects. We may not be successful in acquiring farmouts, permits, lease options, leases or other rights to explore for or recover oil and gas. Other major and independent oil and gas companies with financial resources significantly greater than ours may bid against us for the purchase of oil and gas leases. If we or our subsidiaries are unsuccessful in acquiring these leases, permits, options and other interests, our prospect inventory for exploration and drilling could be significantly reduced, and our business, results of operations and financial condition could be substantially harmed.

EXPANSION OF OUR EXPLORATION PROGRAM WILL REQUIRE CAPITAL FROM OUTSIDE SOURCES.

We do not currently have the financial resources to explore and drill all of our currently identified prospects. Absent raising additional capital or entering into joint venture agreements, we will not be able to increase our exploration and drilling operations at the projected rate. This could limit the size of our business. There is no assurance that capital will be available in the future to us or that capital will be available under terms acceptable to us. We will need to raise additional money, either through the sale of equity securities (which could dilute the existing stockholders' interest), through the entering of joint venture agreements (which, while limiting our risk, could reduce our ownership interest in particular assets), or from borrowings from third parties (which could result in additional assets being pledged as collateral and which would increase our debt service requirements).

Additional capital could be obtained from a combination of funding sources, many of which could have an adverse effect on our business, results of operations and financial condition. These potential funding sources, and the potential adverse effects attributable thereto, include:

-	cash flow from operating activities, which is sensitive to prices we receive for oil and natural gas and the success of current and future operations;

-	borrowings from financial institutions, which may subject us to certain restrictive covenants, including covenants restricting our ability to raise additional capital or pay dividends;

-
debt offerings, which would increase our leverage and add to our need for cash to service such debt (which could result in additional assets being pledged as collateral and which could increase our debt service requirements);

-	additional offerings of equity securities, which would cause dilution of our common stock;

-	sales of prospects generated by the exploration program, which would reduce future revenues from that program;

-	additional sales of interests in our projects, which could reduce future revenues.

Our ability to raise additional capital will depend on the results of operations and the status of various capital and industry markets at the time such additional capital is sought. Capital may not become available to us from any particular source or at all. Even if additional capital becomes available, it may not be on terms acceptable to us. Failure to obtain additional financing on acceptable terms may have an adverse effect on our business, results of operations and financial condition.

WE HAVE COMPETITION FROM OTHER COMPANIES.

A large number of companies and individuals engage in drilling for gas and oil, and there is competition for the most desirable prospects. We will encounter intense competition from other companies and other entities in the sale of our gas and oil production. We could be competing with numerous gas and oil companies which may have financial resources significantly greater than ours. Further, the quantities of gas and oil to be delivered by us may be affected by factors beyond our control, such as the inability of the wells to deliver at the necessary quality and pressure, premature exhaustion of reserves, changes in governmental regulations affecting allowable production and priority allocations, and price limitations imposed by Federal and state regulatory agencies.

WE DEPEND ON OIL AND GAS INDUSTRY VENDORS AND MAY NOT BE ABLE TO OBTAIN ADEQUATE SERVICES.

We are and will continue to be dependent on industry vendors for the success of our oil and gas exploration projects. These contracted services include, but are not limited to, accounting, drilling, completion, workovers (remedial down hole work on a well) and reentries (entering an existing well and changing the direction and/or depth of a well), geological evaluations, engineering, leasehold acquisition (landmen), operations, legal, investor relations/public relations, and prospect generation. We could be harmed if we fail to attract quality industry vendors to participate in the drilling of prospects which we identify or if our industry vendors do not perform satisfactorily. We often have, and will continue to have, little control over factors that would influence the performance of our vendors.

WE RELY ON THIRD PARTIES FOR PRODUCTION SERVICES AND PROCESSING FACILITIES.

The marketability of our production depends upon the proximity of our reserves to, and the capacity of, facilities and third party services, including oil and natural gas gathering systems, pipelines, trucking or terminal facilities, and processing facilities. The unavailability or lack of capacity of such services and facilities could result in the shut-in of producing wells or the delay or discontinuance of development plans for properties. A shut-in or delay or discontinuance could adversely affect our financial condition. In addition, Federal and state regulation of oil and natural gas production and transportation affect our ability to produce and market oil and natural gas on a profitable basis.

OUR APPROACH TO TITLE ASSURANCE COULD ADVERSELY AFFECT OUR BUSINESS AND OPERATIONS.

We intend to purchase oil and gas interests and leases from third parties or directly from the mineral fee owners as the inventory upon which we will perform our exploration activities. The existence of a title deficiency can render a lease worthless and can result in a large expense to us. Title insurance covering the mineral leaseholds is not generally available and in all instances, we forego the expense of retaining lawyers to examine the title to the mineral interest to be placed under lease or already placed under lease until the drilling block is assembled and ready to be drilled. We rely upon the judgment of oil and gas lease brokers or experienced landmen who perform the field work in examining records in the appropriate governmental office before attempting to acquire or place under lease a specific mineral interest. This is customary practice in the oil and gas industry. However, if there is a defect in title, the amount that we paid for such oil and gas leases or interests is generally lost. If the defective lease covers acreage which is critical to the success of a particular project, the loss could have an adverse effect by making the target area potentially not drillable.

RISK OF VOLATILE MARKET PRICE OF OIL AND GAS.

Our functional currency is the U.S. dollar. Our revenue is directly related to the price of oil and gas. Assuming that we sell one barrel of oil, then a one dollar decrease in the price that we get for that barrel of oil will lower our revenue by one dollar, and correspondingly so for a one dollar increase in price. The same is true for changes in the price of natural gas. We intend to sell oil and gas immediately upon lifting to the wellhead. We do not contemplate retaining any oil and gas inventory. We do not hedge any market risk. Although the prices of oil and gas have recently increased substantially, there is no assurance that the price of oil and gas will not fall dramatically in the future.

DOLLAR VERSUS EURO DENOMINATION FOR OIL AND GAS TRANSACTIONS.

Most international oil and gas transactions are currently denominated in U.S. dollars.  There could be a desire by some oil producing nations to denominate the price of oil transactions in Euros.  The Euro has recently increased in value relative to the dollar.  If we later engage in Euro denominated transactions we could face a foreign currency exchange risk of the Euro decreasing in value relative to the U.S. dollar.

RISKS RELATED TO OUR FINANCIAL OPERATIONS

There is a Material Weakness in Our Financial Controls and Procedures

A material weakness is a control deficiency, or a combination of control deficiencies, that results in there being more than a remote likelihood that a material misstatement in our financial statements will not be prevented or detected.  We have determined that our financial controls and procedures were not effective in ensuring that the information required to be disclosed by us in reports filed under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC.  The actions that we have taken to date have not been effective in remediating this material weakness. We do not know when this material weakness will be corrected.  This could result in a material misstatement in our financial statements.

WE HAVE A HISTORY OF LOSSES.

We have experienced substantial operating losses. We expect to incur significant operating losses until sales increase. We will also need to raise sufficient funds to finance our activities. We may be unable to achieve or sustain profitability.

WE HAVE AN ACCUMULATED DEFICIT AND MAY INCUR ADDITIONAL LOSSES.

We have a substantial accumulated deficit. We may not be able to meet our debts as they become due. If we are unable to generate sufficient cash flow or obtain funds to pay debt, we will be in default.

WE MAY EXPERIENCE POTENTIAL FLUCTUATIONS IN RESULTS OF OPERATIONS.

Our future revenues may be affected by a variety of factors, many of which are outside our control, including (a) the success of project results; (b) swings in availability of drilling services needed to implement projects and the pricing of such services; (c) a volatile oil and gas pricing market which may make certain projects that we undertake uneconomic; (d) our ability to attract qualified employees and consultants; and (e) the amount and timing of operating costs and capital expenditures relating to conducting our business operations and infrastructure. As a result of our limited operating history and the emerging nature of our business plan, it is difficult to forecast revenues or earnings accurately, which may fluctuate significantly from quarter to quarter.

IF WE CANNOT OBTAIN ADDITIONAL FINANCING, WE MAY HAVE TO CURTAIL OPERATIONS AND MAY ULTIMATELY CEASE TO EXIST.

Our financial statements reflect recurring, ongoing and substantial yearly net losses, and negative cash flows from operations. These conditions require sufficient additional funding or alternative sources of capital to meet our working capital needs. We have raised capital by selling common stock, issuing convertible debentures and our equity line of credit which will also requires us to issue common stock. However, future financing may not be available in amounts or on terms acceptable to us, if at all. If we cannot raise funds on acceptable terms, or achieve positive cash flow, we may be forced to curtail operations or may ultimately cease to exist.

WE MAY NOT BE ABLE TO RAISE THE REQUIRED CAPITAL TO CONDUCT OUR OPERATIONS.

We may require additional capital resources in order to conduct our operations. If we cannot obtain additional funding, we may make reductions in the scope and size of our operations. In order to grow and expand our business we will need to raise additional funds.

TIME LIMIT OF EQUITY LINE OF CREDIT.

We have an equity line of credit. We have made seven puts on the equity line of credit since February 2006 in the aggregate amount of $1,370,075. At December 18, 2007, the remaining amount available for us to draw down on the equity line of credit is $18,629,925. The equity line of credit expires in February 2009, after which we will not be able to draw down on the equity line of credit even if has not been fully utilized by us.

CONTRACTUAL RESTRICTION ON USE OFEQUITY LINE OF CREDIT.

Whether as a result of any contractual agreement with others or as a result of our discretion, between now and February 2009, we may not have drawn down the full $18,629,925 currently available in the equity line of credit.  A current contractual agreement with YA Global Investments, L.P. limits our use of the equity line of credit to draw downs when our stock price is at least $2.75 per share until the earlier of June 12, 2008 or the effectiveness of this registration statement.

RISKS ABOUT OUR SECURITIES

WE MAY ISSUE ADDITIONAL SHARES OF COMMON STOCK IN THE FUTURE, WHICH COULD CAUSE DILUTION TO ALL SHAREHOLDERS.

We may seek to raise additional equity capital in the future. Any issuance of additional shares of our common stock will dilute the percentage ownership interest of all shareholders and may dilute the book value per share of our common stock.

SHAREHOLDERS COULD INCUR NEGATIVE IMPACT DUE TO THE REMOVAL OF THE LEGEND ON A SIGNIFICANT PERCENTAGE OF OUR OUTSTANDING SHARES OF COMMON STOCK, OR THE EXERCISE OF OPTIONS AND WARRANTS.

As of December 18, 2007, 11,123,733 shares of our common stock were restricted shares, and we have outstanding warrants and options to purchase 10,891,782 shares of our common stock. If these options and warrants are exercised, the underlying shares will ultimately become subject to resale pursuant to Rule 144. We do not know when or if these options will be exercised. In the event that a substantial number of these shares are offered for sale in the market by several holders, the market price of our common stock could be adversely affected.

OUR MANAGEMENT CONTROLS A SIGNIFICANT PERCENTAGE OF OUR CURRENT OUTSTANDING COMMON STOCK; THEIR INTERESTS MAY CONFLICT WITH THOSE OF OUR SHAREHOLDERS.

Our Directors and Executive Officers and their affiliates collectively and beneficially own or control approximately 25% of our voting power (including stock, warrants, options and Series B Preferred Stock). This concentration of voting control gives our Directors and Executive Officers and their respective affiliates substantial influence over any matters which require a shareholder vote, including, without limitation, the election of Directors, even if their interests may conflict with those of other shareholders. It could also have the effect of delaying or preventing a change in control of or otherwise discouraging a potential acquirer from attempting to obtain control of us. This could have an adverse effect on the market price of our common stock or prevent our shareholders from realizing a premium over the then prevailing market prices for their shares of common stock.

IF WE ISSUE COMMON STOCK PURSUANT TO THE EQUITY LINE OF CREDIT, THEN EXISTING STOCKHOLDERS MAY EXPERIENCE SIGNIFICANT DILUTION.

We utilize an equity line of credit. The sale of shares pursuant to the equity line of credit will have a dilutive impact on our stockholders. As a result, our net income per share could decrease in future periods, and the market price of our common stock could decline. In addition, the lower our stock price at the time we exercise draw down on the equity line of credit, the more shares we will have to issue. If our stock price decreases, then our existing stockholders would experience greater dilution.

IMPACT OF THE EQUITY LINE OF CREDIT

As we draw down on the equity line of credit, our common stock will be purchased at a discount to the then market price. Sales of such common stock could cause the market price of our common stock to decline. The lower our stock price at the time we exercise draw down on the equity line of credit, the more shares we will have to issue. If our stock price decreases, then our existing stockholders would experience greater dilution.

OUR STOCK PRICE IS HIGHLY VOLATILE AND YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT.

Trading prices of our common stock may fluctuate in response to a number of events and factors, such as:

-	general economic conditions;

-	availability of credit;

-	changes in interest rates;

-	conditions or trends in the oil and gas business;

-	fluctuations in the stock market in general and market prices for oil and gas companies in particular;

-	quarterly variations in our operating results;

-	new products, services, innovations, and strategic developments by our competitors or us, or business combinations and investments by our competitors or us;

-	changes in environmental regulation;

-	changes in our capital structure, including issuance of additional debt or equity to the public;

-	additions or departures of our key personnel;

-	corporate restructurings, including layoffs or closures of facilities;

-	stock market analyst reports, news and speculation.

WE DO NOT INTEND TO PAY DIVIDENDS IN THE FORESEEABLE FUTURE; THEREFORE, YOU MAY NEVER SEE A RETURN ON YOUR INVESTMENT.

We do not anticipate the payment of cash dividends on our common stock in the foreseeable future. We anticipate that any profits from our operations will be devoted to our future operations. Any decision to pay dividends will depend upon our profitability at the time, cash available and other factors, and in the sole discretion of our Board of Directors.

SINCE WE HAVE NOT PAID ANY DIVIDENDS ON OUR COMMON STOCK AND DO NOT INTEND TO DO SO IN THE FUTURE, A PURCHASER OF OUR COMMON STOCK WILL ONLY REALIZE A GAIN ON THEIR INVESTMENT IF THE MARKET PRICE OF OUR COMMON STOCK INCREASES.

We have never paid, and do not intend to pay, any cash dividends on our common Stock for the foreseeable future. An investor in this offering, in all likelihood, will only realize a profit on their investment if the market price of our common stock increases in value.

MATERIAL RISKS RELATED TO OUR CORPORATE GOVERNANCE

OUR DIRECTORS AND OFFICERS HAVE RIGHTS TO INDEMNIFICATION.

The Delaware General Corporation Law provides that we will indemnify our directors and officers if they are a party to any civil or criminal action. This may discourage claimants from making claims against the directors and officers even if the claims have merit. The cost of indemnification could be high.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

USE OF PROCEEDS

We will retain broad discretion over the use of the net proceeds from the sale of our shelf offering securities.  Except as described in any prospectus supplement, we currently anticipate using the net proceeds from the sale of our securities hereby primarily to fund ongoing and future oil and gas exploration and production, working capital and general and administrative expenses. The amounts and timing of the expenditures may vary significantly depending on numerous factors, such as our exploration and production schedule.  We may also use a portion of the net proceeds to acquire oil and gas properties or invest in complementary businesses, products and technologies. Although we have no specific agreements, commitments or understandings with respect to any acquisition, we evaluate acquisition opportunities and engage in related discussions with other companies from time to time.

Pending the use of the net proceeds, we intend to invest the net proceeds in short-term, interest-bearing, investment-grade securities.

We will not receive any proceeds from the sale of common stock by the Selling Stockholder.  However, we did receive $544,000 as the exercise price when the Selling Stockholder exercised its warrants.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 250,000,000 shares of common stock, par value $0.001 per share, and 20,000,000 shares of Preferred Stock, par value $0.001 per share.

Currently Outstanding Common Stock.

The holders of shares of our common stock are entitled to one vote per share on each matter submitted to a vote of stockholders.   Our common stock does not carry any preemptive rights enabling a holder to subscribe for, or receive shares of, any class of our common stock or any other securities convertible into shares of any class of our common stock, or any redemption rights.   If we are required to go into liquidation, holders of common stock are entitled to share ratably in the distribution of assets remaining after payment of liabilities and preferred stock. Holders of common stock have no cumulative voting rights. Holders of common stock have no preemptive rights. Holders of common stock are entitled to dividends as declared by the Board of Directors out of funds legally available. The outstanding common stock is validly issued and nonassessable. At December 18, 2007, we had outstanding 56,330,653 shares of common stock.

Our common stock trades on the American Stock Exchange under the symbol "HDY."

The transfer agent and registrar for our common stock is Fidelity Transfer Company,
1800 South West Temple, Suite 301, Salt Lake City, UT 84115.

Currently Outstanding Preferred Stock.

Series A Convertible Preferred Stock was issued in January 2000 in the amount of 1,945 shares. The stated value is $1,000 per share and par value is $.001. It is convertible into Hyperdynamics' common stock at a price of the lower of the trading price when purchased at $5.25 or 80% of the then current 5 day trading average. All or any of the stock may be converted at any time at the holder's option, and all shares outstanding as of January 30, 2002 were to be automatically converted. This Series is nonvoting and pays dividends of 4%, payable at conversion in either cash or shares of common stock, at Hyperdynamics' option. 1,055 shares were converted to common stock in 2000 and 2001. Hyperdynamics has not converted any of the Series A Convertible Preferred Stock since fiscal 2001 because of claims filed in November 2001 in our lawsuit with the Series A Convertible Preferred Stock shareholders. Since the outcome is not known and no conversion has been effected, Hyperdynamics has continued to accrue the dividend through September 30, 2004. Management evaluated the accrual as of September 30, 2004 and considers the accrual at that date to be adequate to cover the liability, if any, pursuant to the lawsuit.

Series B Convertible Preferred Stock was issued on May 31, 2001 in the amount of 2,725 shares.  The stated value is $1,000 per share and the par value is $.001. Each Series B share may vote 7,408 common shares for a total of 20,186,800 votes. The shares are convertible to common stock at the lesser of $.135 or 50% of the then current 5 day average trading price. Series B stockholders are entitled to a 4% cumulative dividend on the stated value, which is payable only upon conversion of the Series B Convertible Preferred Stock. Dividends may be paid in stock or cash at our discretion.  At December 18, 2007, we had outstanding 2,487 shares of Series B Convertible Preferred Stock.

Currently Outstanding Options and Warrants.

As of December 18, 2007, we had outstanding an aggregate of 10,891,782 warrants and options outstanding. Our currently outstanding options and warrants have exercise prices ranging from $0.25 per share to $10.00 per share.

The Shelf Offering.

We may offer shares of our common stock and preferred stock, various series of debt securities and warrants to purchase any of such securities with a total value of up to $50,000,000 from time to time under this prospectus at prices and on terms to be determined by market conditions at the time of offering. Each time we offer a type or series of securities, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities. Set forth below is a summary of the principal terms of these securities, to the extent that such terms are known at this time. Additional information regarding any securities we offer pursuant to this prospectus will be contained in the applicable prospectus supplement for such offering, and may include the specific amounts, prices and other important terms of the securities, including, to the extent applicable:

•	designation or classification;

•	aggregate principal amount or aggregate offering price;

•	maturity;

•	original issue discount, if any;

•	rates and times of payment of interest, dividends or other payments, if any;

•	redemption, conversion, exchange, settlement or sinking fund terms, if any;

•
conversion, exchange or settlement prices or rates, if any, and, if applicable, any provisions for changes to or adjustments in the conversion, exchange or settlement prices or rates and in the securities or other property receivable upon conversion, exchange or settlement;

•	ranking;

•	restrictive covenants, if any;

•	voting or other rights, if any; and

•	important federal income tax considerations.

Preferred Stock

We may issue shares of our preferred stock from time to time, in one or more series. Under our certificate of incorporation, our board of directors has the authority, without further action by stockholders, to designate up to 20,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges, qualifications and restrictions granted to or imposed upon the preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preference and sinking fund terms, any or all of which may be greater than the rights of the common stock.

If we issue preferred stock, we will fix the rights, preferences, privileges, qualifications and restrictions of the preferred stock of each series that we sell under this prospectus and applicable prospectus supplements in the certificate of designation relating to that series. If we issue preferred stock, we will incorporate by reference into the registration statement of which this prospectus is a part the form of any certificate of determination that describes the terms of the series of preferred stock we are offering before the issuance of the related series of preferred stock. We urge you to read the prospectus supplement related to any series of preferred stock we may offer, as well as the complete certificate of determination that contains the terms of the applicable series of preferred stock.

Debt Securities

    We may issue debt securities from time to time, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt.  We will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement.

We will issue the senior notes under a senior indenture and if we are required to do so, we will engage a trustee named in the senior indenture. We will issue the subordinated notes under a subordinated indenture and if we are required to do so, we will engage a trustee named in the subordinated debenture.  We use the term "indentures" to refer to both the senior indenture and the subordinated indenture.

If we are required to, the debt we may issue will be qualified under the Trust Indenture Act of 1939. We use the term "debenture trustee" to refer to either the senior debt trustee or the subordinated debt trustee.

The following summaries of material provisions of the senior notes, the subordinated notes and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities. We urge you to read the applicable prospectus supplements related to the debt securities that we sell under this prospectus, as well as the complete indentures that contain the terms of the debt securities. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.

General

We will describe in the applicable prospectus supplement the terms relating to a series of debt securities, including:

•	the title;

•	the principal amount being offered, and, if a series, the total amount authorized and the total amount outstanding;

•	any limit on the amount that may be issued;

•	whether or not we will issue the series of debt securities in global form and, if so, the terms and who the depositary will be;

•	the maturity date;

•	the principal amount due at maturity, and whether the debt securities will be issued with any original issue discount;

•
whether and under what circumstances, if any, we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes, and whether we can redeem the debt securities if we have to pay such additional amounts;

•
the annual interest rate, which may be fixed or variable, or the method for determining the rate, the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

•	the terms of the subordination of any series of subordinated debt;

•	the place where payments will be payable;

•	restrictions on transfer, sale or other assignment, if any;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•
the date, if any, after which, the conditions upon which, and the price at which we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions, and any other applicable terms of those redemption provisions;

•	provisions for a sinking fund, purchase or other analogous fund, if any;

•
the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder's option to purchase, the series of debt securities;

•	whether the indenture will restrict our ability and/or the ability of our subsidiaries to:

•	issue additional securities;

•	create liens;

•	pay dividends and make distributions in respect of our capital stock and the capital stock of our subsidiaries;

•	redeem capital stock;

•	place restrictions on our subsidiaries' ability to pay dividends, make distributions or transfer assets;

•	make investments or other restricted payments;

•	sell or otherwise dispose of assets;

•	enter into sale-leaseback transactions;

•	engage in transactions with stockholders and affiliates;

•	issue or sell stock of our subsidiaries; or

•	effect a consolidation or merger;

•	whether the indenture will require us to maintain any interest coverage, fixed charge, cash flow-based, asset-based or other financial ratios;

•	a discussion of any material or special United States federal income tax considerations applicable to the debt securities;

•	information describing any book-entry features;

•	the procedures for any auction and remarketing, if any;

•	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;

•	if other than dollars, the currency in which the series of debt securities will be denominated; and

•
any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, including any events of default that are in addition to those described in this prospectus or any covenants provided with respect to the debt securities that are in addition to those described above, and any terms which may be required by us or advisable under applicable laws or regulations or advisable in connection with the marketing of the debt securities.

Conversion or Exchange Rights

We will set forth in the prospectus supplement the terms on which a series of debt securities may be convertible into or exchangeable for common stock or other securities of ours or a third party, including the conversion or exchange rate, as applicable, or how it will be calculated, and the applicable conversion or exchange period. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of our securities or the securities of a third party that the holders of the series of debt securities receive upon conversion or exchange would, under the circumstances described in those provisions, be subject to adjustment, or pursuant to which those holders would, under those circumstances, receive other property upon conversion or exchange, for example in the event of our merger or consolidation with another entity.

Consolidation, Merger or Sale

The indentures do not contain any covenant which restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor of ours or acquiror of such assets must assume all of our obligations under the indentures and the debt securities.

If the debt securities are convertible for our other securities, the person with whom we consolidate or merge or to whom we sell all of our property must make provisions for the conversion of the debt securities into securities which the holders of the debt securities would have received if they had converted the debt securities before the consolidation, merger or sale.

Events of Default Under the Indenture

The following may be events of default under the indentures with respect to any series of debt securities that we may issue:

•	if we fail to pay interest when due and payable and our failure continues for 90 days and the time for payment has not been extended or deferred;

•	if we fail to pay the principal, or premium, if any, when due and payable and the time for payment has not been extended or delayed;

•
if we fail to observe or perform any other covenant contained in the debt securities or the indentures, other than a covenant specifically relating to another series of debt securities, and our failure continues for 90 days after we receive notice from the debenture trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series; and

•	if specified events of bankruptcy, insolvency or reorganization occur.

If an event of default with respect to debt securities of any series occurs and is continuing, other than an event of default specified in the last bullet point above, the debenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the debenture trustee if notice is given by such holders, may declare the unpaid principal of, premium , if any, and accrued interest, if any, due and payable immediately. If an event of default specified in the last bullet point above occurs with respect to us, the principal amount of and accrued interest, if any, of each issue of debt securities then outstanding shall be due and payable without any notice or other action on the part of the debenture trustee or any holder.

The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture.

Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the debenture trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the debenture trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or exercising any trust or power conferred on the debenture trustee, with respect to the debt securities of that series, provided that:

•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

•
subject to its duties under the Trust Indenture Act of 1939, the debenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the debt securities of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

•	the holder has given written notice to the debenture trustee of a continuing event of default with respect to that series;

•
the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity to the debenture trustee to institute the proceeding as trustee; and

•
the debenture trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 90 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

We will periodically file statements with the debenture trustee regarding our compliance with specified covenants in the indentures.

Modification of Indenture; Waiver

We and the debenture trustee may change an indenture without the consent of any holders with respect to specific matters, including:

•	to fix any ambiguity, defect or inconsistency in the indenture;

•	to comply with the provisions described above under "Consolidation, Merger or Sale;"

•	to comply with any requirements of the Securities and Exchange Commission in connection with the qualification of any indenture under the Trustee Indenture Act of 1939;

•	to evidence and provide for the acceptance of appointment hereunder by a successor trustee;

•	to provide for uncertificated debt securities and to make all appropriate changes for such purpose;

•	to add to, delete from, or revise the conditions, limitations and restrictions on the authorized amount, terms or purposes of issuance, authorization and delivery of debt securities of any series;

•
to provide for the issuance of and establish the form, terms and conditions of debt securities of any series, to establish the form or certifications required under an indenture or add to the rights of holders of any series of debt securities;

•
to add to our covenants such new covenants, restrictions, conditions or provisions for the protection of the holders, to make the occurrence, or the occurrence and the continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default, or to surrender any of our rights or powers under the indentures; or

•	to change anything that does not adversely affect the rights of any holder of debt securities of any series in any material respect.

In addition, under the indentures, the rights of holders of a series of debt securities may be changed by us and the debenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, we and the debenture trustee may only make the following changes with the consent of each holder of any outstanding debt securities affected:

•	extending the fixed maturity of the series of debt securities;

•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or reducing any premium payable upon the redemption of any debt securities; or

•	reducing the percentage of debt securities, the holders of which are required to consent to any supplemental indenture.

Discharge

Each indenture may provide that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for obligations to:

•	register the transfer or exchange of debt securities of the series;

•	replace stolen, lost or mutilated debt securities of the series;

•	maintain paying agencies;

•	hold monies for payment in trust;

•	recover excess money held by the debenture trustee;

•	compensate and indemnify the debenture trustee; and

•	appoint any successor trustee.

In order to exercise our rights to be discharged, we must deposit with the debenture trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

We will issue the debt securities of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depositary named by us and identified in a prospectus supplement with respect to that series.

At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other government charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If we elect to redeem the debt securities of any series, we will not be required to:

•
issue, register the transfer of, or exchange any debt securities of any series being redeemed in part during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Debenture Trustee

The debenture trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the debenture trustee must use the same degree of care as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. Subject to this provision, the debenture trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that, unless we otherwise indicate in the applicable prospectus supplement, we may make interest payments by check which we will mail to the holder or by wire transfer to certain holders. Unless we otherwise indicate in a prospectus supplement, we will designate an office or agency of the debenture trustee in the city of New York or Houston as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

All money we pay to a paying agent or the debenture trustee for the payment of the principal of or any premium or interest on any debt securities which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the debt security thereafter may look only to us for payment thereof.

Governing Law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the state of New York or Texas, except to the extent that the Trust Indenture Act of 1939 is applicable.

Subordination of Subordinated Debt Securities

The subordinated debt securities will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a party do not limit the amount of indebtedness which we may incur, including senior indebtedness or subordinated indebtedness, and do not limit us from issuing any other debt, including secured debt or unsecured debt.

Requirements for Investment Grade Debt in this Offering.

We will issue non-convertible debt in this offering only if such non-convertible debt at the time of sale has an investment grade rating as set forth in Form S-3 General Instruction 1.B.2 and as further referenced therein to rule 15c-3-1(c)(2)(vi)(F).

Warrants

We may issue warrants for the purchase of common stock, preferred stock and/or debt securities in one or more series, from time to time. We may issue warrants independently or together with common stock, preferred stock and/or debt securities, and the warrants may be attached to or separate from those securities.

If we issue warrants, they will be evidenced by warrant certificates issued under one or more warrant agreements, which are contracts between us and an agent for the holders of the warrants. We urge you to read the prospectus supplement related to any series of warrants we may offer, as well as the complete warrant agreement and warrant certificate that contain the terms of the warrants. If we issue warrants, forms of warrant agreements and warrant certificates relating to warrants for the purchase of common stock, preferred stock and debt securities will be incorporated by reference into the registration statement of which this prospectus is a part.

RATIO OF EARNINGS TO FIXED CHARGES

If we offer debt securities and/or preference equity securities under this prospectus, the Company will, at that time, provide a ratio of earnings to fixed charges and/or ratio of combined fixed charges and preference dividends to earnings, respectively, in the applicable prospectus supplement for such offering.

SELLING STOCKHOLDER

The following table sets forth the name of the Selling Stockholder, the number of shares of common stock offered by the Selling Stockholder, the number of shares of common stock to be owned by the Selling Stockholder if all shares were to be sold in this offering and the percentage of our common stock that will be owned by the Selling Stockholder if all shares are sold in this offering. The shares of common stock being offered hereby are being registered to permit public secondary trading and the Selling Stockholder may offer all, none or a portion of the shares for resale from time to time.

Name of Selling Stockholder	Shares Owned Before Offering	Shares Offered For Sale	Shares Owned After If All Offered Shares Are Sold	Percentage Owned After Offering If All Offered Shares Are Sold

	(1)	(2)	(2)	(2)

YA Global Investments, L.P. (3)	1,579,000	544,000	1,035,000	1.8%

_______________________

(1)
To the best of our knowledge, no Selling Stockholder has a short position in our common stock. To the best of our knowledge, no Selling Stockholder that is a beneficial owner of any of these shares is a broker-dealer or an affiliate of a broker-dealer (a broker-dealer may be a record holder). No Selling Stockholder has held any position or office, or has had any material relationship with us or any of our affiliates within the past three years.

(2)	Assumes no sales are transacted by the Selling Stockholder during the offering period other than the as described herein.

(3)	The General Partner of YA Global Investments, L.P. is Yorkville Advisors, LLC. Mark Angelo is the control person of Yorkville Advisors, LLC.

PLAN OF DISTRIBUTION

Plan of Distribution for the Shelf Offering:

We may sell the securities covered by this prospectus from time to time. Registration of the securities covered by this prospectus does not mean, however, that those securities will necessarily be offered or sold.

We may sell the securities separately or together:

•	through one or more underwriters or dealers in a public offering and sale by them;

•	directly to investors; or

•	through placement agents.

We may sell the securities from time to time:

•	in one or more transactions at a fixed price or prices, which may be changed from time to time;

•	at market prices prevailing at the times of sale, including in at-the-market transactions;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

We, and our underwriters or placement agents, reserve the right to accept or reject all or part of any proposed purchase of our securities. We will describe the method of distribution of the securities and the terms of the offering in the prospectus supplement. If we do offer any securities through underwriters or selling agents, we will include in the applicable prospectus supplement:

•	the names of those underwriters or selling s;

•	applicable fees, discounts and commissions to be paid to them;

•	details regarding over-allotment options, if any; and

•	the net proceeds to us.

We may sell and issue the shelf offering securities:

•	For cash;

•	Upon conversion of our convertible debt;

•	Upon conversion of our convertible preferred stock;

•	Upon conversion of our convertible debentures;

•	Upon conversion of our convertible securities;

•	Upon exercise of our options;

•	Upon exercise of our warrants;

•	In exchange for assets;

•	In exchange for extinguishment of debt;

•	In exchange for settlement of disputes;

•	In exchange for goods; or,

•	In exchange for services.

If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters' obligations to purchase the securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the securities if they purchase any of the securities. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

We may authorize underwriters, dealers or selling s to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement or in a post-effective amendment.

Underwriters, dealers and selling s may contract for or otherwise be entitled to indemnification by us against certain civil liabilities, including liabilities under the 1933 Act, or to contribution with respect to payments made by the underwriters, dealers or selling s, under agreements between us and the underwriters, dealers and placement agents.

We may grant underwriters who participate in the distribution of securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution.

Underwriters, dealers or placement agents may receive compensation in the form of discounts, concessions or commissions from us or our purchasers, as their agents in connection with the sale of securities. These underwriters, dealers or placement agents may be considered to be underwriters under the 1933 Act. As a result, discounts, commissions or profits on resale received by the underwriters, dealers or placement agents may be treated as underwriting discounts and commissions. The prospectus supplement will identify any such underwriter, dealer or placement agent and describe any compensation received by them from us. Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

Any underwriter may engage in over-allotment transactions, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time. We make no representation or prediction as to the direction or magnitude of any effect that such transactions may have on the price of the securities. For a description of these activities, see the information under the heading "Underwriting" in the applicable prospectus supplement.

Underwriters, broker-dealers or placement agents who may become involved in the sale of the securities may engage in transactions with and perform other services for us for which they receive compensation.

Plan of Distribution for the Selling Stockholder:

The Selling Stockholder (of record ownership and of beneficial ownership) and any of their pledges, assignees, and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholder is not required to sell any shares in this offering. There is no assurance that the Selling Stockholder will sell any or all of the common stock in this offering. The Selling Stockholder may use any one or more of the following methods when selling shares:

-	Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

-	Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

-	Purchases by a broker-dealer as principal and resale by the broker-dealer for its own account;

-	An exchange distribution following the rules of the applicable exchange;

-	Privately negotiated transactions;

-	An agreement between a broker-dealer and a Selling Stockholder to sell a specified number of such shares at a stipulated price per share;

-	A combination of any such methods of sale;

-	Any other lawful method.

The Selling Stockholder may also engage in:

-	Buying puts, which is a contract whereby the person buying the contract may sell shares at a specified price by a specified date;

-	Selling calls, which is a contract giving the person buying the contract the right to buy shares at a specified price by a specified date;

-	Selling under Rule 144 under the Securities Act, if available, rather than under this prospectus;

-	Other transactions in our securities or in derivatives of our securities and the subsequent sale or delivery of shares by the stock holder;

-
Pledging shares to their brokers under the margin provisions of customer agreements. If a Selling Stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

Broker-dealers engaged by the Selling Stockholder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholder in amounts to be negotiated. If any broker-dealer acts as agent for the purchaser of shares, the broker-dealer may receive commissions from the purchaser in amounts to be negotiated. We do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

We are required to pay all fees and expenses incident to the registration of the shares in this offering. However, we will not pay any commissions or any other fees in connection with the resale of the common stock in this offering.

If we are notified by a Selling Stockholder that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the Selling Stockholder and the broker-dealer.

Our offering expenses are estimated to be:

Amount Paid or be Paid (1)
SEC registration fee	$1,565.00

Printing and engraving cost	1,000.00
Attorneys' fees	50,000.00
Accounting fees	15,000.00
Transfer agent and registrar cost	1,000.00
Edgar service provider cost	3,000.00
Miscellaneous	1,000.00

Total	$72,565.00
____________________

(1) The amounts set forth are all estimates.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Joel Seidner, Esq., Attorney At Law, 880 Tully Road #50, Houston, Texas 77079, tel. (281) 493-1311, has acted as our legal counsel for this offering. The validity of the shares offered by this prospectus has been passed upon for us by Mr. Seidner.

Our consolidated balance sheets as of June 30, 2007 and 2006, and the consolidated statements of operations, stockholders' equity, and cash flows, for each of the three years in the period ended June 30, 2007 incorporated by reference into this prospectus, have been audited by Malone & Bailey , PC, an independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere herein, and are included in reliance upon such report given on the authority of that firm as experts in auditing and accounting.

Disclosure of our proven petroleum reserves is included in this prospectus in reliance on the report of Michael F. Stell, PE, SVP, Ryder Scott Company, L.P. of Houston, Texas, given on the authority of that firm as petroleum consultant experts.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following documents are hereby incorporated by reference into this prospectus:

--- Form 10-K for the fiscal year ended June 30, 2007 as filed September 28, 2007.

--- Form 10-Q for the quarter ended September 30, 2007 as filed November 14, 2007.

--- Form 8-K as filed December 4, 2007.

--- Form 8-K as filed December 11, 2007.

--- Form 8-K as filed December 13, 2007.

--- Form 8-K as filed December 17, 2007.

--- Form 8-A as filed April 29, 2005.

--- Schedule DEF 14A as filed February 6, 2007.

--- Form 424b(3) as filed October 19, 2007.

--- All documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering shall be deemed to be incorporated by reference into the prospectus.

Upon written or oral request, we will provide at no cost to each person to whom a copy of the prospectus is delivered a copy of the documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference herein). You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Kent Watts, CEO and President
Hyperdynamics Corporation
One Sugar Creek Center Blvd., #125
Sugar Land, Texas 77478 voice: (713) 353-9400        fax: (713) 353-9421

We have not authorized anyone to provide you with any information that differs from that contained in this prospectus or any applicable prospectus supplement. Accordingly, you should not rely on any information that is not contained in this prospectus or any applicable prospectus supplement.

We are subject to the informational requirements of the 1934 Act and in accordance therewith file annual reports, quarterly reports, current reports, proxy statements, registration statements and other information with the Securities and Exchange Commission. Our filings are available to the public over the Internet at the Securities and Exchange Commission's website at www.sec.gov, as well as at our website at wwwhypd.com.  Please note, however, that no portion of our website shall be deemed to be incorporated into this prospectus. You may also read and copy, at prescribed rates, any document we file with the Securities and Exchange Commission at the Public Reference Room of the Securities and Exchange Commission located at 450 Fifth Street, N.W., Suite 1024, Washington, D.C. 20549.  Please call the Securities and Exchange Commission at (800) SEC-0330 for further information on the Securities and Exchange Commission's Public Reference Room.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The Delaware General Corporation Law Code provides for indemnification as follows:

§145.  Indemnification of officers, directors, employees and agents; insurance.

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees).

Our Bylaws provide for indemnification. Our Bylaws--ARTICLE IV, as follows:

1.
INDEMNIFICATION. This corporation shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and upon request shall advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of this corporation or any of its direct or indirect subsidiaries or while such a director or officer is or was serving at the request of this corporation as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorney's fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim: provided, however, that the foregoing shall not require this corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any bylaws, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification under this Article IV shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established.

2.
INSURANCE.  The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Article IV of the by-laws.

3.
DEFINITIONS. For purposes of this Article IV, reference to the "corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence has continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article IV with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued. For purposes of this Article IV, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on. or involves services by. such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this Article IV.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.